Exhibit 10.6

AGREEMENT OF PURCHASE AND SALE

between

SF MOTORS, INC. DBA SERES,
a Delaware corporation
(“Seller”)

and

ELECTRIC LAST MILE, INC.,
a Delaware corporation
(“Buyer”)

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ii

EXHIBIT LIST

Exhibit A-1	Real Property Description
Exhibit A-2	Subleased Real Property Description
Exhibit B	Forum Merger III Common Stock Registration Rights Agreement
Exhibit C	Land Contract
Exhibit C-1	Escrow Agreement
Exhibit C-2	Special Warranty Deed
Exhibit C-3	Memorandum of Land Contract
Exhibit D	Bill of Sale
Exhibit E	Assignment of Intangibles
Exhibit F	Intentionally Omitted
Exhibit G	Promissory Note
Exhibit H	Sublease
Exhibit I	Letter of Credit
Exhibit J	Investor Suitability Questionnaire

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AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (this “Agreement”), dated as of the “Execution Date” (being defined as the date that the last party signed this Agreement as shown by the date set forth next to said party’s signature below), is between SF MOTORS, INC. DBA SERES, a Delaware corporation (“Seller”), and ELECTRIC LAST MILE, INC., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns a commercial assembly plant consisting of land, building, facilities and improvements used in connection with certain commercial vehicles assembly located at 12900 McKinley Hwy, Mishawaka, Indiana 46544. Seller leases a parking lot adjacent to the assembly plant from St. Joseph County, Indiana pursuant to a Ground Lease dated December 18, 2001 (the “Ground Lease”).

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, among other things the Real Property, Tangible Personal Property and Intangible Personal Property (as these terms are defined below) pursuant to the terms and conditions of this Agreement.

WHEREAS, concurrently with the Transfer of Possession (as defined below), Seller desires to sublease to Buyer, and Buyer desires to sublease from Seller, the premises subject to the Ground Lease pursuant to the terms and conditions of this Agreement.

WHEREAS, Seller previously entered into that certain Asset Purchase Agreement (“2017 Purchase Agreement”), dated as of June 21, 2017, by and among Seller, Chongqing Sokon Industry Group Stock Co., Ltd., a corporation established and existing under the laws of the People’s Republic of China (“Sokon”) and AM General LLC, a Delaware limited liability company (“AM General”) pursuant to which Seller purchased the commercial vehicle assembly plant located at 12900 McKinley Hwy, Mishawaka, Indiana 46544.

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I
PURCHASE AND SALE

Section 1.1     Purchase and Sale of Property.    Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, Seller’s right, title and interest in and to the following property (collectively, the “Property”):

(a)     Real Property.    That certain real property generally located at 12900 McKinley Highway, Mishawaka, Indiana, further described on Exhibit A-1 attached hereto and made a part hereof (the “Land”), together with (1) all buildings (the “Buildings”) and improvements located thereon (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, if any, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”);

(b)     Tangible Personal Property.    All of Seller’s right, title and interest in and to all of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, further described on Schedule 1.1(b) of the Seller Disclosure Schedules and owned by Seller, and now or hereafter located on and used exclusively at or in the Buildings (including the EVAP assembly plant) located on the Real Property, and all such equipment, fixtures and other tangible personal property related to the operation, ownership or maintenance of the Buildings and the Real Property, and all books and records related thereto, including ledgers, machinery and equipment instruction manuals and maintenance files, in each case, to the extent in Seller’s possession (collectively, the “Tangible Personal Property”);

(c)     Intangible Personal Property.    All of Seller’s right, title and interest in and to, to the extent assignable at Seller’s cost, if any, all intangible personal property, if any, owned by Seller and related to the Real Property and the Improvements, including, without limitation: any plans and specifications and other architectural and engineering drawings for the Improvements; and any material service contracts (the “Service Contracts”) and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer);

(d)     Warranties.    To the extent assignable, all of Seller’s rights under warranties, indemnities and all similar rights against third parties exclusively benefitting the Property, but, in each case, only to the extent those rights are assignable under applicable contracts, laws, rules and regulations and to the extent that all necessary consents to assignment have been obtained;

(e)     Permits.    To the extent assignable, all governmental permits, approvals and licenses (including any pending applications), including any environmental permits;

(f)     Seller Benefit Plans.    All Seller Benefit Plans, as set forth in Section 3.1(k), and all trusts or other assets attributable thereto.

Sellers rights described in subsections (c) and (d) above are collectively referred to as the “Intangible Personal Property”.

Section 1.2     Real Estate Sublease.    Seller agrees to sublease the real property subject to the Ground Lease (the “Subleased Real Property”) to Buyer and Buyer agrees to sublease the Subleased Real Property from Seller on the terms and subject to the conditions of the Sublease (defined below). The Subleased Real Property is described on attached Exhibit A2.

Section 1.3     Excluded Assets.    Other than the Property subject to Section 1.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Property (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a)     all cash and cash equivalents, bank accounts and securities of Seller;

(b)     all Contracts that are not Assigned Contracts;

(c)     all intellectual property described on Schedule 1.3(c) of the Seller Disclosure Schedules;

(d)     all rights, claims or causes of action (including, without limitation, those for bodily injury, property damage, and environmental damage or liability) that Seller may have against third parties based on acts, omissions or other circumstances occurring prior to the Execution Date or any intellectual property rights owned, licensed to or otherwise possessed by Seller, including without limitation, patents, patent applications, trademarks, trade secrets and domain names, specifically those intellectual property rights subject to that certain IP License Agreement between Seller and Buyer dated as of the Execution Date;

(e)     the corporate seals, organizational documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller, and any books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable law and is required by applicable law to retain;

(f)     all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(g)     all tax assets (including duty and tax refunds and prepayments) of Seller;

(h)     all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(i)     all assets, properties and rights used by Seller in its businesses and locations outside of St. Joseph County, Indiana;

(j)     the rights which accrue or will accrue to Seller under this Agreement, the Land Contract, the Promissory Note, the Letter of Credit and the other agreements and documents contemplated by this Agreement; and

(k)     the assets, properties and rights specifically set forth in Schedule 1.3(k) of the Seller Disclosure Schedules.

Section 1.4     Assumed Liabilities.    Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge all liabilities relating to, arising out of or resulting from:

(a)     Buyer’s ownership, operation or use of the Property from and after Transfer of Possession, including but not limited to compliance with any applicable laws;

(b)     any requirement or obligation to investigate, delineate or undertake environmental response activities with respect to any contamination, toxic substances, hazardous materials, and/or hazardous materials that is present or alleged to be present at, on, under migrating from the Real Property or the Leased Real Property; or

(c)     any requirement or obligation to obtain environmental permits necessary for the Buyer’s Intended Use (as defined in Section 3.1(f)) or other operations of Buyer intended for the Real Property or Leased Real Property.

(d)     Any liabilities of Seller arising under or in connection with the Seller Benefit Plans.

Section 1.5     Purchase Price.

(a)     The purchase price of the Property is ONE HUNDRED FORTY-FIVE MILLION and 00/100 DOLLARS ($145,000,000.00) (the “Purchase Price”) plus the assumption of the Assumed Liabilities, of which NINETY MILLION AND 00/100 DOLLARS ($90,000,000.00) is being paid for the Real Property and of which FIFTY-FIVE MILLION AND 00/100 DOLLARS ($55,000,000.00) is being paid for the Property other than the Real Property.

(b)     The Purchase Price shall be paid in United States Dollars as follows:

(1)     At the Transfer of Possession, Buyer shall deliver to Seller ELEVEN MILLION THREE HUNDRED SEVENTY-NINE THOUSAND THREE HUNDRED TEN AND 34/100 DOLLARS ($11,379,310.34) (the “Initial Payment”) in immediately available funds as partial payment for the Property other than the Real Property.

(2)     At the Transfer of Possession, Buyer shall deliver to Seller a Promissory Note in the form of Exhibit G hereto in the amount of FORTY-THREE MILLION SIX HUNDRED TWENTY THOUSAND SIX HUNDRED EIGHTY-NINE AND 66/100 DOLLARS ($43,620,689.66) and payable in installments pursuant to the payment schedule described in the Promissory Note as partial payment for the Property other than the Real Property.

(3)     The balance of the Purchase Price in the amount of NINETY MILLION and 00/100 DOLLARS ($90,000,000.00) shall be paid pursuant to the Land Contract (as hereinafter defined) entered into at the Transfer of Possession to Seller by:

(i)     Buyer paying to Seller EIGHTEEN MILLION SIX HUNDRED TWENTY THOUSAND SIX HUNDRED EIGHTY-NINE AND 66/100 DOLLARS ($18,620,689.66) in immediately available funds at Transfer of Possession; and

(ii)    Buyer paying Seller SEVENTY-ONE MILLION THREE HUNDRED SEVENTY-NINE THOUSAND THREE HUNDRED TEN AND 34/100 DOLARS ($71,379,310.34) in twenty-three (23) consecutive monthly installments of THREE MILLION ONE HUNDRED THREETHOUSAND THREE HUNDRED FORTY-SEVEN AND 83/100 DOLLARS ($3,103,348.28) with the first Land Contract monthly payment being due and payable on the last day of the calendar month in which the Possession Date occurs, and the each successive Land Contract monthly payment being made no later than the last day of each calendar month thereafter until the Seller receives the entire Purchase Price.

(c)     All payments of Purchase Price under this Agreement shall be payable to Seller as independent covenants under the Land Contract, Promissory Note and Bill of Sale without offset, counterclaim, defense, presentment, notice or demand, at such address or bank accounts as Seller may direct by written notice. There shall be no prepayment penalty for payments made before their applicable payment date.

(d)     Buyer hereby acknowledges that late payment of any monthly payment under either the Promissory Note or the Land Contract will cause Seller to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. If Seller does not receive the applicable Promissory Note or Land Contract monthly payment on the applicable payment date, and Buyer fails to cure such nonpayment within ten (10) days following receipt of written notice from Seller, Buyer will pay Seller a late charge equal to five percent (5%) of such monthly payment and default interest as provided in the Promissory Note or Land Contract as applicable.

Section 1.6     Allocation of Purchase Price.    The parties agree that the Purchase Price (including any Assumed Liabilities treated as consideration for the purchase of the Property for tax purposes) shall be allocated under Section 1060 of the Code, applicable treasury regulations and the allocation principle set forth in Schedule 1.6 of the Seller Disclosure Schedules. Within ninety (90) days after the Possession Date, Buyer shall deliver to Seller a schedule allocating the Purchase Price and related items in accordance with the foregoing sentence (the “Allocation Schedule”). The Allocation Schedule shall be deemed final unless Seller notifies the Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within forty-five (45) days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Seller, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually acceptable to Buyer and Seller (the “Independent Accountant ”). The fees and expenses of such Independent Accountant shall be borne by Seller. Seller and Buyer agree to file their respective Internal Revenue Service Forms 8594 and all federal, state and local tax returns in accordance with the finalized Allocation Schedule. Neither Buyer nor Sellers shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless otherwise required by application law.

Section 1.7     Withholding.     Buyer shall not withhold any payment made to Seller under this Agreement or any other transaction document as long as Seller delivers to Buyer prior to the Possession Date a properly executed IRS Form W-9 and the affidavit described in Section 2.2(a)(5).

Article II
TRANSFER of possession

Section 2.1     Possession Date.    The transfer of possession of the Property hereunder (the “Transfer of Possession”) shall be held and delivery of all items to be made at the Transfer of Possession under the terms of this Agreement shall be made on such date and time as Buyer and Seller may mutually agree upon in writing (the “Possession Date”), but in no event later than two business days after the date on which all of the conditions set forth in Article VII below are fulfilled or waived (if waivable). The Transfer of Possession shall be held at the offices of the Chicago Title Insurance Company, 135 N. Pennsylvania Street, Suite 1575 B, Indianapolis, Indiana 46204, Attn: Lloyd Sawyer, Telephone: (317) 684-3944, E-mail: sawyerl@ctt.com (the “Title Company”) using mail-away procedures or as otherwise mutually agreed on by the parties. Except as expressly provided herein, such date and time may not be extended without the prior written approval of both Seller and Buyer. The Transfer of Possession will be deemed effective as of 12:01 a.m. Eastern time on the Possession Date.

Section 2.2     Transfer of Possession Deliverables.

(a)     At the Transfer of Possession, Seller shall deliver to Buyer the following items:

(1)     The Land Contract in the form of Exhibit C attached hereto (the “Land Contract”) conveying vendee’s interest in the Real Property to Buyer, and duly executed and notarized by Seller, together with the related Escrow Agreement in the form of Exhibit C-1 attached hereto (the “Escrow Agreement”) and the Special Warranty Deed deposited thereunder in the form of Exhibit C-2 attached hereto, and the associated Memorandum of Land Contract in the form of Exhibit C-3 attached hereto (the “Memorandum of Land Contract”) with the accompanying Sales Disclosure Form;

(2)     two (2) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit D for the Tangible Personal Property (the “Bill of Sale”);

(3)     two (2) duly executed counterparts of an Assignment and Assumption of Service Contracts, Warranties and Other Intangible Property in the form attached hereto as Exhibit E pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Assumed Contracts, and other documents and agreements affecting the Property (the “Assignment of Intangibles”);

(4)     two (2) duly executed counterparts of the Sublease Agreement in the form attached hereto as Exhibit H (the “Sublease”);

(5)     an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(6)     Transfer of Possession Statement including all prorations provided herein;

(7)     the Land Contract shall have sufficient representations from Seller regarding parties in possession, mechanics liens and gap undertakings for the Title Company to delete the applicable standard exceptions and insure the Transfer of Possession, or otherwise Seller shall provide such Vendor’s Affidavit or Gap Undertaking as may reasonably be required by the Title Company to remove said exception;

(8)     Such other documents, affidavits and certificates as may be reasonably necessary or appropriate to properly consummate the transactions contemplated by this Agreement; and

(9)     such authority and organizational documents as may be reasonably required by the Title Company issuing the Title Policy at Transfer of Possession.

(b)     At the Transfer of Possession, Buyer shall deliver to Seller the following:

(1)     immediately available funds in the amount of $30,000,000.00, and any additional funds necessary to close the transactions contemplated by this Agreement;

(2)     one duly executed Promissory Note;

(3)     two (2) duly executed counterparts of the Land Contract and associated Escrow Agreement and Memorandum of Land Contract in recordable form;

(4)     two (2) duly executed counterparts of the Bill of Sale;

(5)     two (2) duly executed counterparts of the Assignment of Intangibles;

(6)     two (2) duly executed counterparts of the Sublease;

(7)     Transfer of Possession Statement including all prorations provided herein;

(8)     One duly executed Letter of Credit (as defined in Section 6.11);

(9)     One stock certificate or other document(s) in the form satisfactory to Seller evidencing Seller as the holder of 5,000,000 shares of Common Stock of Forum Merger III (as defined below);

(10)     Such authority and organizational documents as may be reasonably required by Seller and by the Title Company to issue a title insurance policy at Transfer of Possession;

(11)     the ST-105 General Sales Tax Exemption Certificate of the Indiana Department of Revenue, and

(12)     Such other documents, affidavits and certificates as may be reasonably necessary or appropriate to properly consummate the transactions contemplated by this Agreement.

(c)     Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property a set of keys to the Property on the Possession Date.

Section 2.3     Costs.

(a)     Buyer shall pay for (i) Transfer Tax (as defined in Section 6.8), if any; (ii) the costs of a vendee’s title insurance policy and any title endorsements requested by Buyer; (iii) the costs of the Survey, if any; (iv) the costs associated with Buyer’s due diligence of the Property; (v) the costs associated with the Escrow Agreement (vi) the costs associated with the Letter of Credit (as defined in Section 6.11) for the benefit of the Seller; (vii) Buyer’s attorneys’ fees; and (viii) any other costs borne by Buyer in connection with this Agreement and the Transfer of Possession. Buyer shall also pay for and provide any new and/or updated and recertified survey required by the Title Company in connection with issuing the title policy.

(b)     Seller shall pay for Seller’s attorneys’ fees.

(c)     Buyer and Seller will equally the bear the costs of any closing fee charged by the Title Company.

Section 2.4     Prorations.    Buyer shall be deemed to own the Property other than the Real Property as of 12:01 a.m. New York City time on the Possession Date and shall be responsible for any prorated obligations as of such time and date.

(a)     Real Estate taxes shall be prorated as of the Possession Date. As of the Possession Date, the Buyer shall be responsible for all charges as to the Property. With respect to the tax year in which Transfer of Possession occurs, the taxes and assessments for the Real Property will be apportioned on a daily basis, with Seller responsible for 1/365ths of such taxes for each day in the tax year prior to Transfer of Possession, and Buyer responsible for 1/365ths of such taxes for the day of Transfer of Possession and each day of the tax year thereafter. For the avoidance of doubt, the tax year in which Transfer of Possession occurs shall mean the tax year in which the taxes accrue, even though they do not become due and payable until the following year. For example, if the Transfer of Possession occurs on December 1, 2021, then Seller shall be responsible for 334/365 of the 2021 taxes payable in 2022. The provisions of this Section 2.4(a) shall survive Transfer of Possession. Buyer acknowledges that to the extent that Seller’s share of real estate taxes are not yet due and payable at Transfer of Possession, Buyer shall not receive a credit for such amount, but rather the Seller shall pay such tax installments when due as provided in the Land Contract.

(b)     Buyer shall pay to Seller an amount equal to any security deposits held by or for the landlord in connection with the Ground Lease. Likewise, all pre-paid monetary obligations of Seller under the Ground Lease will be prorated on a per diem basis as of the Possession Date and added to the Purchase Price. Seller shall pay all rent under the Ground Lease that comes due and payable prior to the Possession Date. Likewise, but without double counting, all taxes due and payable by the tenant under the Ground Lease during the year in which Transfer of Possession occurs will be prorated on a daily basis as of the Possession Date, with Seller responsible for 1/365ths of such taxes for each day from January 1 of such year through and including the day before Transfer of Possession and Buyer responsible for 1/365ths of such taxes for each day from the day of Transfer of Possession through December 31 of such year; the necessary amount will be added to or deducted from the Purchase Price to reflect such allocation. Buyer acknowledges that to the extent that Seller’s share of real estate taxes are not yet due and payable at Transfer of Possession, Buyer shall not receive a credit for such amount, but rather the Seller shall pay such tax installments when due as provided in the Sublease.

(c)     All amounts payable under the Assumed Contracts shall be prorated as of the Transfer of Possession. Seller shall be responsible for all amounts payable under the Terminated Contracts.

Section 2.5     Tangible Property Statement.    Schedule 2.5 of the Seller Disclosure Schedules sets forth certain material Tangible Personal Property and the value ascribed to each item as of the date hereof (the “Tangible Property Statement”). No less than ten Business Days prior to the Possession Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer (a) an updated Tangible Property Statement as of the Possession Date, or (b) written confirmation that the Tangible Property Statement attached hereto as of the date hereof will be true, correct and complete as of the Possession Date. At least ten Business Days prior to the Possession Date, (i) Buyer shall have the opportunity to conduct a physical inventory of the material Tangible Personal Property on the Tangible Property Statement and (ii) Buyer shall provide written notice to Seller of any missing items on such statement based on Buyer’s inventory review. If Buyer does not conduct an inventory review, or if Buyer does not provide any such notice of missing items at least ten Business Days Prior to the Possession Date, the Tangible Property Statement as updated or confirmed by Seller shall be final and binding on the Parties. If a notice of missing items is provided pursuant to this Section 2.5 and if Seller cannot locate the missing items within ten (10) Business Days of its receipt of Buyer’s notice, the Purchase Price shall be reduced by the value ascribed to such missing item on the Tangible Property Statement as of the date hereof.

Article III
Representations and Warranties

Section 3.1     Representations and Warranties of Seller.   Except as set forth in the Seller Disclosure Schedules, Seller hereby makes the following representations and warranties to Buyer as of the Execution Date:

(a)     Seller is duly organized and is validly existing as a corporation, in good standing in the State of Delaware, and has the full right and authority, and has full power and authority to own, operate or lease the properties now owned, operated or leased by it.

(b)     Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(c)     (i) this Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Transfer of Possession will be, duly authorized, executed and delivered by Seller (assuming due authorization, execution and delivery by Buyer), such document will constitute a legal and binding obligation of Seller, as applicable, enforceable against it in accordance with its terms, and (ii) to Seller’s Knowledge, this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject (clauses (i) and (ii) are subject to obtaining all necessary consents, authorizations and approvals from Sokon, the ultimate parent company of Seller, and Sokon’s shareholders, for this Agreement and the transactions contemplated herein, and such consents, authorizations and approvals not having been revoked).

(d)     To Seller’s Knowledge and except as disclosed on Schedule 3.1(d) of the Seller Disclosure Schedules, there is no litigation or governmental proceeding (including, but not limited to any action, governmental order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, or written notice thereof, by or from any Person alleging liability or responsibility for cleanup, governmental response, removal or remediation or natural resources damages arising out of, based on or resulting from the presence, release of, or exposure to, any hazardous materials or condemnation proceeding) pending or, to Seller’s Knowledge, threatened with respect to the Property, or with respect to Seller which impairs Seller’s ability to perform its obligations under this Agreement, except for any personal injury or property damage action for which there is adequate insurance coverage.

(e)     Service Contracts.

(1)     Schedule 3.1(e) of the Seller Disclosure Schedules lists all material Service Contracts pertaining to the maintenance of the Property which Seller has executed and which remain in effect as of the Execution Date.

(2)     Each Service Contract that Buyer elects to assume (collectively, an “Assigned Contract”) is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller nor, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Service Contract. To Seller’s Knowledge, no event or circumstance occurred that would constitute an event of default in any material respect under any Service Contract or result in a termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Service Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. To Seller’s Knowledge, there are no material disputes pending or threatened under any Service Contract.

(f)     Title to Property.    To its Knowledge, Seller has fee simple title to the Real Property, and such Real Property is not subject to any lease, or any person’s right to occupy the Real Property, or any portion thereof Within the last two years, to its Knowledge, Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Real Property or the Subleased Real Property which have not been cured, or (ii) existing, pending or threatened in writing condemnation proceedings affecting the Real Property or the Subleased Real Property, which could reasonably be expected to materially and adversely affect the ability to operate the Real Property or the Subleased Real Property as currently operated, and Buyer’s intended use of the Property after the Transfer of Possession for the manufacturing of vehicles (“Buyer’s Intended Use”).

(g)     Ground Lease.

(1)     Seller holds the leasehold interest in the Ground Lease.

(2)     To Seller’s Knowledge, the Ground Lease is a valid, binding, enforceable obligation of Seller and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity, and Seller enjoys peaceful possession of the Subleased Real Property;

(3)     To Seller’s Knowledge, Seller is not in material breach or default under the Ground Lease, and to Seller’s knowledge no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Ground Lease as of the Execution Date;

(4)     Within the last two years, Seller has not received any written notice of any Seller default under the Ground Lease or event that with notice or lapse of time, or both, would constitute a default by Seller under the Ground Lease and, to the Knowledge of Seller, Seller under the Ground Lease is not in material default thereof, and no party to the Ground Lease has exercised any termination rights with respect thereto;

(5)     Seller has not subleased, assigned or otherwise granted to any person the right to use or occupy such Subleased Real Property, which remains in effect, or any portion thereof, which remains in effect; and

(6)     Seller has not pledged, mortgaged or otherwise granted an encumbrance on its leasehold interest in the Subleased Real Property.

(h)     Insurance.    Schedule 3.1(h) to the Seller Disclosure Schedules sets forth with respect to the Property, a list of all pending claims and the claims history for Seller with its insurance carrier since October 31, 2017. Except as set forth on Schedule 3.1(h) to the Seller Disclosure Schedules, there are no claims related to the Property pending under any insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

(i)     Condition of Assets.

(1)     To Seller’s Knowledge, other than certain equipment under construction as of the Execution Date, the Improvements and the Tangible Personal Property are in good operating condition and repair (normal wear and tear excepted), and none of the same is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

(2)     Seller is the owner of the Tangible Personal Property and the Intangible Personal Property.

(3)     All Tangible Personal Property is free and clear of any encumbrances, liens, conditional sales contracts or equipment leases with third parties except for liens for taxes not yet due and payable, mechanics’, carriers’, workmens’, repairmen’s or other like liens incurred in the ordinary course of business in amounts not material to the Property, and easements, rights of way, zoning ordinances, etc. which are not individually or in the aggregate material to the Tangible Personal Property.

(j)     Environmental Matters.    Except as set forth in Schedule 3.1(j) to the Seller Disclosure Schedules:

(1)     Since the closing date of the transactions contemplated in the 2017 Purchase Agreement (the “2017 Agreement Closing”), to Seller’s Knowledge, Seller has not received from any person, with respect to the Property, any action, governmental order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, or written notice thereof, by or from any Person alleging liability or responsibility for cleanup, governmental response, removal or remediation or natural resources damages arising out of, based on or resulting from the presence, release of, or exposure to, any hazardous materials which remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Execution Date.

(2)     Schedule 3.1(j)(2) to the Seller Disclosure Schedule contains a complete list of all material current environmental permits held by the Seller for the Real Property and/or the Leased Real Property.

(3)     To Seller’s Knowledge, there has been no release of hazardous materials in contravention of environmental law by Seller on the Real Property or the Subleased Real Property, and Seller has not received any written notice that any of the Real Property or the Subleased Real Property (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any hazardous material which could reasonably be expected to result in an any action, governmental order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom against, or a violation of environmental law or term of any permit issued pursuant to environmental law, by Seller.

(4)     Schedule 3.1(k)(4) to the Seller Disclosure Schedule contains a complete and accurate list of all active or, to Seller’s Knowledge, abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the operations at the Real Property and the Subleased Real Property.

(5)     To Seller’s Knowledge, Seller has provided or otherwise made available to Buyer any and all non-privileged final environmental reports, studies, audits, records, sampling data and site assessments with respect to the Real Property which are in the possession of Seller related to compliance with environmental laws, the release of hazardous materials, or any action, governmental order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom.

(k)     Employment Matters.

(1)     Schedule 3.1(k) sets forth a true and complete list of all employees employed or engaged by Seller or its affiliates, who are primarily providing services in respect of the Property as of the date hereof (the “Property Employees”), and each Property Employee’s (I) name, (II) job title, (III) principle work site, (IV) whether classified as an exempt or non-exempt employee under applicable wage and hour laws, (V) date of hire, (VI) whether active or inactive (e.g., on a leave of absence or furloughed) (and if the latter, the date such furlough or leave took effect and expected return date), (VII) most recent base salary or wage rate, (VIII) target bonus opportunity, (IX) bank of accrued vacation or other paid time off and (X) whether represented by a union and the identity of such union.

(2)     Except for the Union Agreement (as defined in Section 6.9), neither the Seller nor its affiliates are party to or bound by a collective bargaining agreement or similar agreement with a union or other labor organization, and none is being negotiated or renegotiated; none of the Property Employees are represented by any union or other labor organization, and no union has made a demand for recognition, or filed a petition for certification, as the bargaining unit representative of any Property Employees; and there have been no known organizing activities by or of any Property Employees. There is, and has been since October 31, 2017, no pending or, to the Knowledge of the Seller, threatened, strike, material arbitration, material grievance, unfair labor practice charge, slowdown, lockout, work stoppage or other material labor dispute or disruption involving the Property Employees.

(3)     Seller and its affiliates are, and since October 31, 2017 have been, in compliance in all material respects with all laws relating to labor, employment and employment practices, including all such laws relating to labor or employment, and all terms and conditions of employment, including without limitation as relates to hiring, background checks, testing, wages, hours, overtime, worker classification (both with respect to independent contractors and other non-employee classifications and with respect to exempt employee classifications), plant closings and layoffs, collective bargaining, labor relations, discrimination, harassment, retaliation, privacy, safety and health, immigration, whistleblowing, disability rights or benefits, employee trainings and notices, workers’ compensation, employee leave, unemployment insurance, and termination.

(4)     There are no claims pending against Seller or any of its affiliates and, to the Seller’s Knowledge, threatened or pending against Seller or any of its affiliates by or before any governmental authority, by or on behalf of any Property Employee.

(5)     Schedule 3.1(k) sets forth a list of (I) each “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is sponsored, maintained or contributed to by the Seller or its affiliates and in which Property Employees participate (“Seller Benefit Plan”), and (II) each union-sponsored Seller Benefit Plan, including each “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Seller or any of its affiliates contributes on behalf of the Property Employees (a “Multiemployer Plan”). Seller has made available to the Buyer copies of each Seller Benefit Plan.

(6)     No event has occurred and no condition exists that would reasonably be expected to result in any liability for the Buyer or its affiliates with respect to any Seller Benefit Plan other than participant claims for benefits in the ordinary course of business.

(7)     Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.

(8)     The representations and warranties set forth in this Section 3.1(k) are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

(l)     Knowledge.  ”Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Seller’s officers, with reasonable inquiry, as of the Execution Date.

Section 3.2     “As Is” Transaction.

(a)     Except as expressly set forth in this Agreement, it is understood and agreed that Seller is not making any and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Property, including but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, soil or groundwater conditions, latent or patent physical or environmental conditions, the existence, quality, adequacy or availability of utilities serving the Property, operating history, valuations, governmental approvals or the compliance of the Property with any federal, state, county or local laws, statutes, codes, ordinances, permits, approvals, rules or regulations, any judicial or governmental orders, decrees or rulings, or any covenants, conditions, restrictions or other matters recorded against the Property (all of the foregoing being collectively referred to herein as “Applicable Requirements”) and that Property is being sold and delivered in its “AS IS, WHERE IS, WITH ALL FAULTS CONDITION”. Seller shall have no obligation to construct or install any buildings, structures or other improvements on or about the Property or to pay or reimburse Buyer for the same. Buyer shall, by entering into this Agreement, be deemed to have accepted the Property and to have acknowledged that the same are in a condition acceptable to Buyer. Notwithstanding any provision to the contrary, the covenants of Buyer set forth in this Agreement shall survive the Transfer of Possession and delivery of the Land Contract and any subsequent Deed to Buyer indefinitely and shall be enforceable by Seller at any time and shall not be limited by any provision limiting damages or remedies in this Agreement; provided, however, the foregoing waivers and releases shall not apply to (i) Seller’s breaches of those express representations and warranties (as amended or qualified by the Seller Disclosure Schedule) made by Seller in favor of Buyer expressly provided in Section 3.1 hereof (but any claim or recovery based on a breach of a representation and warranty shall be limited as set forth in this Agreement), (ii) Seller’s knowing and intentional fraud, (iii) Seller’s express indemnities in favor of Buyer expressly set forth in this Agreement, or (iv) Seller’s liability for third party tort claims for personal injury or property damage occurring prior to Transfer of Possession.

Section 3.3     Representations and Warranties of Buyer.    Buyer represents and warrants to Seller as follows:

(a)     This Agreement and all documents executed by Buyer which are to be delivered to Seller at Transfer of Possession, including without limitation the Land Contract, and the consummation of the transactions contemplated hereof, do not and will not (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (ii) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Buyer; or (iii) require the consent, notice or other action by any person under any contract to which buyer is a party, other than the consent of Forum Merger III Corporation under the Merger Agreement (as defined in Section 7.2(i)). There are no regulatory inquiries, proceedings or changes or anticipated changes in applicable law that could reasonably be likely to have the effect of preventing, enjoining or otherwise delaying the transactions contemplated hereof. Other than the filings as maybe required under the HSR Act, no consent, approval, permit, declaration or filing with, nor notice to, any governmental authority is required with respect to the execution and delivery of this Agreement, the other transaction documents and the consummation of the transactions contemplated hereof.

(b)     Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c)     Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and, if required to do so, at closing be qualified to do business in the state in which the Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Transfer of Possession will be, duly authorized, executed and delivered by Buyer, and constitute legal, valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respect terms. The performance by Buyer of the transactions contemplated hereof have been duly authorized by all requisite corporate action on the part of Buyer. Buyer is not a foreign person, as this term is defined by 31 C.F.R. § 800.216.

Section 3.4     Brokers.    The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 3.4 shall survive the Transfer of Possession and the delivery of the Land Contract to Buyer, or, if the purchase and sale is not consummated, any termination of this Agreement.

Article IV
INDEMNIFICATION

Section 4.1     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of Seller contained herein shall survive the Possession Date and shall remain in full force and effect for the following periods (each, as applicable, being the “Survival Period”), until the date that is twelve (12) months from the Possession Date; provided, that representations and warranties in Section 3.1(j) (Environmental Matters) shall not survive the Possession Date. All covenants and agreements of Buyer contained herein shall survive the Possession Date indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claim for a breach of any representation or warranty by any party set forth in this Agreement not notified to the other party in writing within the applicable Survival Period shall be deemed irrevocably waived. Any claims so notified in writing prior to the expiration date of the applicable Survival Period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Notwithstanding anything in this Agreement to the contrary, in the event of any breach of a representation or warranty by a party that involves actual fraud, such representation or warranty shall survive the Possession Date indefinitely and continue in full force and effect.

Section 4.2     Indemnification by Seller.    Subject to the other terms and conditions of this Article IV, from and after the Possession Date, Seller shall indemnify and defend Buyer and its Affiliates and representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach of or failure by Seller to perform any covenant or agreement contained in this Agreement that is required to be performed from and after the Transfer of Possession; or

(c)     any taxes (or the nonpayment thereof) of Seller for any period prior to the Transfer of Possession, to the extent such taxes are not the express responsibility of Buyer pursuant to this Agreement.

Section 4.3     Indemnification by Buyer.    Subject to the other terms and conditions of this Article IV, from and after the Transfer of Possession, Buyer shall indemnify and defend Seller and its Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement as of the date of such representation or warranty (except for representations and warranties that expressly relate to a specified date the inaccuracy in or breach of which will be determined with reference to such specified date); provided such inaccuracy or breach was first discovered after Transfer of Possession, Buyer having no liability for any inaccuracy or breach of any representation or warranty discovered by Buyer or any Affiliate of Buyer prior to Transfer of Possession;

(b)     any breach of or failure by Buyer to perform any covenant or agreement contained in this Agreement or the Land Contract that is required to be performed from and after the Transfer of Possession; or

(c)     any amounts required to be paid by Buyer under this Agreement or the Land Contract.

(d)     the actual or alleged presence of environmental contamination or any other materials deemed to be toxic substances, hazardous substances, or hazardous materials under any applicable environmental laws at, on, under, or migrating from the Real Property and/or the Leased Real Property, regardless of whether such substances were first released or introduced to the Real Property or Leased Real Property prior to or after Transfer of Possession.

(e)     any Property or liability assumed by Buyer under Section 1.4 of this Agreement.

Section 4.4     Certain Limitations.    The liability of Buyer and Seller under the indemnification provided for in Section 4.2 and Section 4.3 shall be subject to the following limitations:

(a)     Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 4.2(a) or its indemnity in the Assignment of Intangibles (as defined in Section 2.2) until the aggregate amount of all Losses in respect of a breach of any representation or warranty under Section 4.2(a) exceeds $5,000,000.00 (the “Basket Amount”), in which event Seller shall be required to pay or be liable for such Losses above the Basket Amount. Notwithstanding any provision in this Agreement to the contrary, the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 4.2 and its indemnity in the Assignment of Intangibles shall not exceed ten percent (10%) of the Purchase Price (the “Cap”) in the aggregate for all such Losses.

(b)     Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 4.3(a), until the aggregate amount of all Losses in respect of a breach of any representation or warranty under Section 4.3(a) exceeds $5,000,000.00, in which event Buyer shall be required to pay or be liable for all such Losses above the Basket Amount, but shall not exceed the Cap.

(c)     Notwithstanding the foregoing, the limitations set forth in Section 4.4(a) and Section 4.4(b) shall not apply to Losses based on actual fraud or any costs of enforcing this Agreement or the Land Contract or amounts owed under the Land Contract, and/or Seller’s liability or Buyer’s liability, as the case may be, in respect thereof shall not exceed the Purchase Price.

(d)     For purposes of determining the existence of any inaccuracy in or breach of any representation or warranty set forth in this Agreement, or in calculating the amount of any Losses incurred in connection with any inaccuracy in or breach of any representation or warranty in this Agreement, any and all references in this Agreement to “material” or “material adverse effect” or “Material Adverse Effect” (or other correlative or similar terms or qualifiers contained herein) shall be ignored and disregarded and treated as if they are not included in this Agreement.

(e)     With respect to Losses related to environmental response activities for which indemnification is provided to Seller by Buyer under this Agreement, Seller shall use commercially reasonable efforts to pursue any available remedies to Seller related to environmental response activities under the 2017 Purchase Agreement but only if both (i) Buyer pays the cost of pursuing such rights and remedies and (ii) Seller in its reasonable judgement determines that it has a reasonable good faith basis to assert a claim or right. If Seller recovers under 2017 Purchase Agreement with respect to such indemnification obligations and with respect to environmental response activities, then Seller shall, at Buyer’s sole discretion, use such recovered amounts to satisfy its obligations under this Article IV, or pay Buyer any amounts Seller has recovered up to the amount due to Buyer under this Article IV. Notwithstanding any provision in this Agreement to the contrary, Seller makes no representation or warranty regarding the existence or likelihood of success of any claim against AM General pursuant to the 2017 Purchase Agreement and discloses to Buyer that any assignment of rights under the 2017 Purchase Agreement by Seller may require the written consent of AM General pursuant to the terms of the 2017 Purchase Agreement.

(f)     No party shall have a right to make a claim for any Loss for contingent or inchoate claims and may claim only for a Loss that has, in fact, been paid or incurred.

(g)     Seller shall not be liable under this Article IV or otherwise under this Agreement or the Land Contract for any Losses based on or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if any director, officer or employee of Buyer had knowledge of such inaccuracy or breach prior to the Possession Date.

(h)     No party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement and, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(i)     For the purposes of this Agreement, “Losses” means losses, damages, liabilities, deficiencies, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers. “Affiliate” means, with respect to any party, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such party, including, without limitation, any general partner, managing member, officer, director or trustee of such party.

(j)     Indemnification procedures.

(1)     If any indemnified party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”) against such indemnified party with respect to which the indemnifying party is obligated to provide indemnification under this Agreement, the indemnified party shall give the indemnifying party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses by reason of such failure. Such notice by the indemnified party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the indemnified party. The indemnifying party shall have the right to participate in, or by giving written notice to the indemnified party, to assume the defense of any Third-Party Claim at the indemnifying party’s expense and by the indemnifying party’s own counsel, and the indemnified party shall cooperate in good faith in such defense. In the event that the indemnifying party assumes the defense of any Third-Party Claim, subject to subsection (2) below, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the indemnified party. The indemnified party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the indemnifying party’s right to control the defense thereof. If the indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement, the indemnified party may, subject to subsection (2) below, pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(2)     Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this subsection (2). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the indemnified party and provides, in customary form, for the unconditional release of each indemnified party from all liabilities and obligations in connection with such Third-Party Claim and the indemnifying party desires to accept and agree to such offer, the indemnifying party shall give written notice to that effect to the indemnified party. If the indemnified party fails to consent to such firm offer within ten days after its receipt of such notice, the indemnified party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the indemnifying party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the indemnified party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the indemnifying party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the indemnified party has assumed the defense pursuant to subsection (1) above, it shall not agree to any settlement without the written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed).

(3)     Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the indemnified party giving the indemnifying party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses by reason of such failure. Such notice by the indemnified party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the indemnified party. The indemnifying party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the indemnified party shall allow the indemnifying party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the indemnified party shall assist the indemnifying party’s investigation by giving such information and assistance (including access to the indemnified party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the indemnifying party or any of its professional advisors may reasonably request. If the indemnifying party does not so respond within such 30-day period, the indemnifying party shall be deemed to have rejected such claim, in which case the indemnified party shall be free to pursue such remedies as may be available to the indemnified party on the terms and subject to the provisions of this Agreement.

Section 4.5     Buyer Waiver and Release to Environmental Matters.    Buyer waives and releases Seller and its Affiliates and representatives from all any and all claims, causes of action, demands, and rights of recovery, of whatever nature, for damages, loss or injury arising from or relating to the presence of any environmental contamination or other materials or substances deeded to be hazardous under applicable environmental law that are or may be present, at, on, under or from the Real Property and/or the Leased Real Property.

Section 4.6     Tax Treatment of Indemnification Payments.    All indemnification payments made (or deemed to be made) with respect to any claim pursuant to Article IV shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Article V
RISK OF LOSS

Section 5.1     Risk of Loss Prior to Transfer of Possession.    In the event of a casualty or condemnation at the Property prior to the Transfer of Possession, Buyer shall be bound to purchase the Real Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that, (a) in the case of a condemnation of Real Property only, the diminution in the value of the remaining Property as a result of a partial threatened or completed condemnation is not material (as hereinafter defined) and (b) there shall be a credit at Transfer of Possession against the Purchase Price due hereunder equal to the amount of any condemnation awards actually collected by Seller as a result of any such condemnation, less the amount of any sums expended by Seller (in its sole discretion and option) toward the collection of such awards. If the awards have not been collected as of Transfer of Possession, then such awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such awards, and Seller shall retain the rights to such awards to such extent.

Section 5.2     Material Condemnation.    If the diminution in the value of the remaining Real Property as a result of a condemnation is material (as hereinafter defined), then Buyer may, at its option to be exercised within five (5) days of the commencement of condemnation proceedings, either terminate this Agreement or elect to continue this Agreement unchanged and in full force and effect. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such five (5) day period that Buyer elects to continue this Agreement unchanged and full force and effect, then this Agreement shall terminate, and neither party shall have any further rights or obligations hereunder except for any unperformed obligations as of such termination and any obligations stated in this Agreement to survive its expiration or termination. If Buyer elects not to terminate this Agreement, then upon Transfer of Possession there shall be a credit against the Purchase Price due hereunder equal to the amount of any condemnation awards collected by Seller as a result of any such condemnation, less the amount of any sums expended by Seller (in its sole discretion and option) toward the collection of such awards. If the awards have not been collected as of Transfer of Possession, then such awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended (in its sole discretion and option) to collect such awards, and Seller shall retain the rights to such awards to such extent. A condemnation shall be deemed “material” if as a result of the condemnation or if reasonably likely in a pending proceeding, any portion or area is condemned which would cause the Real Property to be in violation of any then existing zoning ordinances preventing the use of the Real Property for the manufacturing of vehicles that cannot reasonably be cured by Buyer at a cost of 20% of Purchase Price or less.

Article VI
COVENANTS

Section 6.1     Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.    Seller agrees to keep its customary property insurance covering the Property in effect until the Transfer of Possession (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Until the Transfer of Possession, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted), and shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Execution Date and in compliance in all material respect with all laws applicable to the ownership and use of the Property, provided that Seller shall in no event be obligated to make any capital expenditures or repairs. Seller shall not enter into any new Service Contracts or other agreement affecting the Property which will be binding on the Property after Transfer of Possession except with respect to a Service Contract or other agreement affecting the Property, which is terminable on no more than thirty (30) days’ notice without payment of any penalty or fee or other cost to Seller. Prior to the Transfer of Possession, Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement or in the ordinary course of business, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property. From and after the Execution Date, Seller shall promptly notify Buyer in writing of (a) any fact, circumstance, event or action the existence or occurrence of which (i) has had, individually or in the aggregate, a material adverse effect to the ability of Seller to consummate the Transfer of Possession on a timely basis (together “Material Adverse Effect”), (ii) has resulted in the failure of any of the conditions set forth in Article II to be satisfied, or (b) any notice from any governmental authority (I) challenging the transaction contemplated herein, or (II) regarding a material violation of law affecting the Property.

Section 6.2     Title Insurance.    As of the Possession Date, Buyer may purchase (at Buyer’s expense) a vendee’s title insurance policy with respect to the Real Property, issued by a Chicago Title, written as of the Possession Date, insuring Buyer in the amount of the Purchase Price allocated to the Real Property and together with such endorsements, and otherwise in such form, as Buyer shall require (and insuring over or removing such so-called “Schedule B-II Exceptions” as Buyer, the Title Company and surveyor may agree are not applicable to the Real Property). However, for the purposes of this Agreement, including the covenants and Transfer of Possession conditions set forth herein, the term “Title Policy” shall mean only a base vendee’s policy of title insurance issued by the Title Company, in the amount of the Purchase Price allocated to the Real Property, insuring vendee’s interest in the Real Property and leasehold title to the Subleased Real Property, subject to customary matters that do not have a Material Adverse Effect on the use of the Property as contemplated hereby, all easements and restrictions of record, and all matters that would be disclosed on an accurate ALTA/NSPS Land Title Survey. Notwithstanding anything to the contrary, Buyer shall accept the Title Policy so long as it is consistent with Seller’s existing owner’s policy of the insurance issued by Chicago Title Insurance Company dated November 2, 2017, Policy Number 519502, in the amount of $83,308,791 (the “Existing Policy”). Specifically, if the Title Policy contains no new exceptions on Schedule B other than those caused by this transaction, including the Land Contract and associated Memorandum of Land Contract and the Sublease, and if the only other revisions to it are the amount of the coverage, the date, the policy amount, the name of the insured and the fact that it is a land contract vendee policy (as opposed to an owner’s policy) then Buyer must accept the Title Policy without objection.

Section 6.3     Conditions to Transfer of Possession.    From the Execution Date until the Transfer of Possession, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof, except in the case where a conflicting efforts standard is expressly set forth herein, in which case such standard shall control.

Section 6.4     Governmental Approvals and Consents.

(a)     Buyer and Seller shall, as promptly as possible and in no event later than fifteen (15) Business Days after the date of this Agreement, (i) make, or cause or be made, all filings and submissions required under any law or regulation applicable to such party or any of its affiliates including such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities and to cause all applicable waiting periods to expire or be terminated that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement including such filings as may be required under the HSR Act. Each party shall cooperate fully with the other parties and their respective affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.

(b)     Without limiting the generality of the parties’ undertakings pursuant to subsection (a), each of the parties shall use all reasonable best efforts to:

(1)     respond to any inquiries by any Governmental Authority with respect to this Agreement and the transactions contemplated in this Agreement.

(1)     avoid the imposition of any Governmental Order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement; and

(2)     in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

(c)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority, solely in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between a party and a Governmental Authority in the ordinary course of business, any disclosure which is not permitted by law or any disclosure containing confidential information) shall be disclosed to each other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of the other, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority solely with respect to the transactions contemplated by this Agreement (for the avoidance of doubt, not including any interactions between a party and any Governmental Authority in the ordinary course of business), with such notice being sufficient to provide each other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact; provided, however, that if notice prior to any such meeting, discussion, appearance or contact is not practicable or if attendance or participation in any such meeting, discussion, appearance or contact is not advisable (in the reasonable determination of the party so attending or participating), the applicable Party shall promptly inform the other parties of any such interaction after it has occurred.

(d)     Notwithstanding the foregoing, nothing in this Section 6.4 shall require, or be construed to require, any party or any of its respective affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Possession Date, any assets, businesses or interests of such party or any of its affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to Buyer or Seller of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement or agreements contemplated by this Agreement.

(e)     Buyer shall be responsible for all filing and other similar fees payable in connection with any filings under the HSR Act.

(f)     For purposes of this Agreement “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction. For purpose of this Agreement, “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

Section 6.5     Bulk Sales Laws.    The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Property to Buyer it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction shall be the responsibility of Seller.

Section 6.6     Landlord Estoppel and Consent.    Seller shall use commercially reasonable efforts to request and endeavor to obtain from the landlord under the Ground Lease: (a) confirmation that Seller is not in default under the Ground Lease and that the Ground Lease is in full force and effect; and (b) written consent to the Sublease and to the subsequent assignment and assumption of the Ground Lease from Seller to Buyer if and upon payment in full of the Land Contract as provided therein (“Landlord Consent”).

Section 6.7     Non-Union Employee Matters.

(a)     Buyer shall offer all of the non-union Property Employees at will employment with Buyer to commence as soon as practicable but no later than the Possession Date (the “Employee Transfer Date”) with wages, salaries and other benefits substantially similar to the wages, salaries and other benefits provided by Seller to such employee as of the Execution Date. Each Property Employee that accepts Buyer’s offer of employment is referred to herein as a “Transferred Employee”. All such offers of employment shall contain an acknowledgement that by accepting such offer, such Property Employee is resigning his or her position with Seller effective as of the Employee Transfer Date. Seller shall use commercially reasonable efforts to facilitate Buyer’s hiring of such Transferred Employees.

(b)     Each Transferred Employee shall receive credit for all service accrued or deemed accrued prior to the Employee Transfer Date with the Seller for purposes of participation in any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or will be maintained, contributed to, or required to he contributed to, by Buyer or any ERISA affiliate of Buyer for the benefit of any Transferred Employee, or with respect to which Buyer or any ERISA Affiliate of Buyer may have any liability or obligation to any Transferred Employee (each, a “Buyer Plan”); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Each such Buyer Plan that provides health benefits to Transferred Employees shall waive pre-existing condition limitations with respect to the Transferred Employees to the same extent waived under the applicable group health plan of the Seller maintained prior to the Employee Transfer Date, and each Transferred Employee shall he given credit for amounts paid under the corresponding group health plan of the Seller during the plan year in which the Employee Transfer Date occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums for such plan year.

(c)     Nothing contained herein, expressed or implied, is intended to confer upon any Property Employee any rights to continued employment by Seller for any period by reason of this Agreement. Nothing contained herein, expressed or implied, is intended to confer upon any Property Employee any rights to be hired by Buyer or to have continuing employment with Buyer for any period by reason of this Agreement. Nothing contained herein is intended to confer upon any Property Employee any particular term or condition of employment.

(d)     Seller and Buyer shall follow the “standard procedure” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for the Transferred Employees.

Section 6.8     Certain Tax Matters.     U.S. federal and applicable state and local tax purposes, (i) the sale and purchase of the Property shall be treated as an installment sale under Section 453 of the Code and (ii) none of the common stock of Forum Merger III received by Seller pursuant to the Subscription Agreement shall be treated as part of the Purchase Price under this Agreement.

(a)     Seller and Buyer agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, information and assistance relating to the Property, including access to books and records, as is reasonably necessary in connection with the preparation or filing of any tax return by Buyer or Seller.

(b)     All transfer, documentary, sales, use, stamp, registration, value added and other similar taxes and fees (including any additions thereto, penalties and interest) incurred in connection with this Agreement and the other transaction documents (including any real property transfer tax and any other similar tax) (“Transfer Taxes”) shall be paid by Buyer when due. All necessary documentation and tax returns with respect to such Transfer Taxes shall be prepared and filed by the party required under applicable law to file such tax returns. If required by applicable law, Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join in the execution of, any such tax returns. Seller and Buyer shall cooperate in providing each other with any appropriate certification and other similar documentation relating to exemption from Transfer Taxes (including any appropriate resale exemption certifications), as provided under applicable law.

Section 6.9     Bargaining Unit Employees.    Buyer acknowledges and agrees that pursuant to Article I, Section 4 of that certain Agreement between Seller and International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) and its local Union #5, dated March 11, 2018, as amended (the “Union Agreement”), Buyer shall recognize the Union and accept the terms and conditions of the Union Agreement and assume all obligations therein, including, but not limited to, any contractual recall rights maintained by currently furloughed employees of Seller. The employees at the Property shall be employed by Buyer at Transfer of Possession with the salary, insurance and welfare at the rates and in the amounts equal to or greater than the benefit levels as of the

Execution Date. Seller will notify the Union of this provision prior to closing and engage in any good faith bargaining over the termination of its agreement with the Union and the effects of the sale which may be legally required under the circumstances. Seller acknowledges Buyer may seek to discuss certain wage and benefit improvements to the terms and conditions of the agreement with the Union prior to closing and agrees to provide its reasonable cooperation to the Buyer in this process.

Section 6.10     Service Contracts.    Prior to the Possession Date, Buyer will advise Seller in writing which Service Contracts that Buyer will assume (collectively, the “Assumed Contracts”), and which Service Contracts Buyer requests be terminated at Transfer of Possession (collectively, the “Terminated Contracts”). To the extent that the effective date of termination of a Terminated Contract extends past the Possession Date, Buyer shall assume such Terminated Contract until the effective date of termination. From and after the Possession Date, Buyer shall be responsible for any charges for the Assumed Contracts and the Terminated Contracts whose effective date of termination extends past the Possession Date. Failure of Buyer to timely notify Seller of which Service Contracts Buyer is electing to terminate shall be deemed an election by Buyer to assume all of the Service Contracts to the extent assignable without the need for consents. All amounts payable under the Assumed Contracts shall be prorated as of the Possession Date. Buyer shall be responsible for, and shall reimburse Seller if applicable, any termination fees, cancellation fees, penalties or similar payments incurred to discontinue the Terminated Contracts, regardless of whether the effective date of such termination takes place prior to or after the Possession Date.

Section 6.11     Letter of Credit . Buyer shall cause Bank (as defined below) to deliver to Seller, prior to Transfer of Possession, a standby letter of credit naming Seller as beneficiary (the “Letter of Credit”) that complies in all respects with the requirements of this Section 6.11 in the same amount as the Promissory Note (the “LOC Amount”). The Letter of Credit shall (a) be issued by Bank; (b) in form and substance approved by Seller (in substantially the form attached hereto as Exhibit I); (c) be irrevocable, unconditional and payable upon demand; (d) be maintained in effect until September 30, 2023 (“LOC Expiration Date”); (e) contain a provision that provides that, in the event that the Maturity Date under the Promissory Date is extended or delayed for any reason, the Letter of Credit shall be automatically extended to no less than sixty (60) days following such extended or delayed Maturity Date ; (f) be fully assignable by Seller, its successors and assigns; (g) permit partial draws and multiple presentations and drawings; and in the event of default, Seller is entitled to draw balance of the LOC Amount. Subject to Seller’s confirmation (which shall not be unreasonably withheld) that Buyer has partially fulfilled its obligation to make installment payments pursuant to the Promissory Note, Bank may, by issuance of amended Letter of Credit to Seller, reduce the LOC Amount accordingly following Bank’s standard procedures, provided, however, that at no time shall the LOC Amount be reduced below an amount equal to the outstanding unpaid principal and interest balance under the Promissory Note. Buyer shall pay all expenses, points and/or fees incurred in obtaining the Letter of Credit. The term “Bank” shall mean JPMORGAN CHASE BANK, N.A.

Section 6.12     Further Assurances.    Following the Transfer of Possession, each of the Parties shall, and shall cause their respective Representatives to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transaction contemplated hereunder, and the other transaction documents. In furtherance, and not limitation, of the foregoing, if Buyer and Seller mutually agree that certain transition services are necessary and appropriate for Buyer’s short-term use and operation of the Property, Buyer and Seller shall use good faith efforts to enter into a mutually agreeable transition services arrangement, providing for certain services for the periods and on the terms and conditions as mutually agreed by the Parties; provided, however, that entering into such transition services arrangement shall not be a condition to Transfer of Possession.

Section 6.13     Shares of Forum Merger III.    Seller has and will continue through Transfer of Possession to provide Buyer with strategic and consulting services and as compensation therefor. Buyer will instruct Forum Merger III (as defined below) to, under the Merger Agreement (as defined below), deliver 5,000,000 shares of Parent Common Stock (as defined in the Merger Agreement) (the “Forum Merger III Shares”) to Seller at or prior to Transfer of Possession. Notwithstanding anything to the contrary set forth in this agreement, Seller and Buyer each acknowledge and agree that such shares of Parent Common Stock are not being received as consideration for the Property or any other assets transferred to Buyer from Seller and are solely compensation for such services provided by Seller and that Seller and Buyer shall not take any position contrary thereto. As a condition to receipt of such shares, Seller shall deliver to Forum Merger III and Buyer a duly completed investor suitability questionnaire attached hereto as Exhibit J.

Article VII
CONDITIONS TO TRANSFER OF POSSESSION

Section 7.1     Conditions to Obligations of Seller.    The obligations of Seller to consummate the transactions contemplated hereunder shall be subject to the fulfillment or waiver (if waivable), at or prior to the Transfer of Possession, of each of the following conditions:

(a)     The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) as of the date hereof and on and as of the Possession Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except, in each case, as would not reasonably be expected to have a material adverse effect on ability to consummate the transaction contemplated hereunder.

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement prior to or on the Possession Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)     Buyer shall have delivered to Seller duly executed counterparts of the closing documents described in Section 2.2(b) of this Agreement.

(d)     Seller shall have received consents, authorizations and approvals from Sokon, the ultimate parent company of Seller, and Sokon’s shareholders, for this Agreement and the transactions contemplated herein, and such consent, authorization and approval shall not have been revoked.

(e)     Seller shall have received payment of the Initial Payment of the Purchase Price.

(f)     Seller shall have received the Landlord Consent.

(g)     The filings of the parties pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(h)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of such transactions to be rescinded following completion thereof, and such Governmental Order shall have become final and non-appealable.

(i)     Buyer and Forum Merger III (as defined below) shall have amended the Merger Agreement (as defined below) providing for the issuance by Forum Merger III and delivery at Transfer of Possession to Seller of the Forum Merger III Shares at no cost to Seller. Seller shall have either (i) become a party to that certain Amended and Restated Registration Rights Agreement to be entered into, among other parties, stockholders of Buyer and Forum Merger III in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Forum Merger III Shares will constitute Registerable Securities (as the term is defined in the Registration Rights Agreement); or (ii) entered into a separate registration rights agreement with Forum Merger III under which Seller is entitled to the same registration rights with respect to the Forum Merger III Shares as such rights are granted to stockholders of Buyer under the Registration Agreement.

(j)     Seller shall have received the Letter of Credit issued by Bank in the form attached hereto as Exhibit I.

Section 7.2     Conditions to Obligations of Buyer.    The obligations of Buyer to consummate the transactions contemplated hereunder shall be subject to the fulfillment or waiver (if waivable), at or prior to the Transfer of Possession, of each of the following conditions:

(a)     No governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transaction contemplated hereunder illegal, otherwise restraining or prohibiting consummation of the transaction contemplated hereunder or causing the transaction contemplated hereunder to be rescinded following completion thereof, and such governmental order shall have become final and non-appealable.

(b)     Buyer shall have received the Landlord Consent.

(c)     All of Seller’s real estate mortgages, mechanic’s and materialmen’s liens, judgment liens or other monetary liens relating to the Property shall have been released from the Property in full, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its reasonable discretion of the release of such mortgages mechanic’s and materialmen’s liens, judgment liens or other monetary liens relating to the Property.

(d)     Buyer shall have received the Title Policy or a commitment by the Title Company to issue the Title Policy upon payment of the premium and satisfaction of other customary requirements in form and substance reasonably satisfactory to Buyer, subject to the provisions of Section 6.2 above. For the avoidance of doubt, Seller’s inability (without expenditure of funds) to deliver title in such condition to permit such insurance or commitment shall be a failure of this condition to Transfer of Possession but not a Seller default.

(e)     The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date hereof and on and as of the Possession Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(f)     Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement prior to or on the Possession Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(g)     Seller shall have delivered to Buyer duly executed counterparts of the closing documents described in Section 2.2(a) of this Agreement.

(h)     The filings of the parties pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(i)     All of the conditions to the closing under that certain agreement (the “Merger Agreement”) captioned “AGREEMENT AND PLAN OF MERGER,” by and among Forum Merger III Corporation, a Delaware corporation (“Forum Merger III”), ELMS Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Forum Merger III, and Buyer, have been satisfied or waived in writing.

Article VIII
termination

Section 8.1     Termination Prior to Transfer of Possession.    This Agreement may be terminated at any time prior to the Transfer of Possession:

(a)     by the mutual written consent of Buyer and Seller;

(b)     by Buyer by giving written notice to Seller if the Transfer of Possession shall not have occurred on or before June 30, 2021 (the “End Date”) by reason of the failure of any condition precedent under Article II hereof; provided that such failure is not the result of an act, misrepresentation or omission of Buyer; provided, further, that if any condition set forth in Article II hereof has not been satisfied or waived as of the End Date, then either Party may, in its sole discretion, elect to extend the End Date to any date within one (1) month from the End Date by delivery of written notice of such extension to the other Party on or prior to the initial End Date, in which case the End Date shall be deemed for all purposes to be such later date (the “Extended End Date”); and provided, further, that if any condition set forth in Article II hereof has not been satisfied by the Extended End Date, then Seller may, in its sole discretion, elect to extend the Extended End Date to any date within three (3) months from the Extended End Date, in which case the End Date shall be deemed for all purposes to be such later date (the “Outside Date”);

(c)     by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 hereof and such breach, inaccuracy or failure has not been cured by Seller within thirty (30) days of receipt of written notice of such breach from Buyer; or

(d)     by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 hereof and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of receipt of written notice of such breach from Seller, except that such cure period shall not apply to failure to pay the Initial Payment of the Purchase Price on the day of Transfer of Possession.

(e)     by Seller if Transfer of Possession has not occurred by July 31, 2021.

Article IX
miscellaneous

Section 9.1     Notices.    Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) via email if sent to the appropriate email address designated below or (d) by a commercial overnight courier that guarantees next business day delivery and provides a receipt, and such notices shall be addressed as follows:

To Buyer:	Electric Last Mile, Inc. c/o: Benjamin Wu, General Counsel 1055 W Square Lake Rd Troy, MI 48098 Email: bwu@electriclastmile.com
To Seller:	SF MOTORS, INC. dba SERES Attn: Legal Department 3303 Scott Blvd., Santa Clara, CA 95054 Email: legal@driveseres.com
with a copy to:	King & Wood Mallesons LLP 535 Middlefield Road, Suite 245 Menlo Park, California 94025 Attention: Yuji Sun, Esq. Email: yuji.sun@us.kwm.com or to such other address as either party may from time to time specify in writing to the other party. Any such notice shall be deemed to have been given (i) upon delivery, if personally delivered, one (1) Business Day after sending if sent by any nationally recognized form of airborne/overnight delivery service, or (ii) the date of sending if sent by email.  Either party may change the address at which it desires to receive notice upon giving written notice of such request to the other party.  Buyer and Seller, and their respective counsel, hereby agree that notices may be given hereunder by the parties’ respective counsel, and that if any communication is given hereunder by Buyer’s or Seller’s counsel, such counsel may send such communication directly to all principals so long as such other counsel is copied, as required to comply with the foregoing provisions.

Section 9.2     Entire Agreement.    This Agreement, together with the Exhibits and schedules hereto, and the Land Contract and the Promissory Note, contain all representation, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 9.3     Time.    Time is of the essence in the performance of each of the parties’ respective obligations contained herein. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Transfer of Possession must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day (a “Business Day”).

Section 9.4     Attorneys’ Fees.    In the event of any litigation arising out of this Agreement, the parties shall each bear their own legal costs, including attorney fees and court costs in connection with such litigation except that Seller shall have the right to recover attorney fees and court costs in connection with enforcing its rights to collect payment under the Land Contract or the Promissory Note.

Section 9.5     Assignment.    Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion.

Section 9.6     Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 9.7     Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

Section 9.8     Confidentiality and Return of Documents.    Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller.

Section 9.9     Interpretation of Agreement.    The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.10     Amendments.    This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.11     Recording.    A Memorandum of Land Contract may be recorded.

Section 9.12     No Partnership.     The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 9.13     No Third-Party Beneficiary.    The provisions of this Agreement are not intended to benefit any third parties.

Section 9.14     Severability.    If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

Section 9.15     No Waiver.    Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

Section 9.16     Construction.    The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

Section 9.17     Patriot Act.    The parties represent and warrant that they are not acting directly or indirectly, for or on behalf any person, group, entity or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation. Each party hereby agrees to defend, indemnify and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representation and warranty.

[SIGNATURES BEGIN ON NEXT PAGE]

The parties hereto have executed this Agreement as of the date set forth next to each party’s signature below, and effective as of the Execution Date as defined in the first paragraph of this Agreement.

Date of Execution: April 9, 2021	SELLER:
SF MOTORS, INC., doing business as SERES, a Delaware corporation
	By:	/s/ Yu Zheng
	Name:	Yu Zheng
	Title:	Secretary of the Corporation
Date of Execution: April 9, 2021	BUYER:
ELECTRIC LAST MILE, INC., a Delaware corporation
	By:	/s/ James Taylor
	Name:	James Taylor
	Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT OF PURCHASE AND SALE

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	Real Property Description
Exhibit A2	Subleased Real Property Description
Exhibit B	Forum Merger III Common Stock Registration Rights Agreement
Exhibit C	Land Contract
Exhibit C-1	Escrow Agreement
Exhibit C-2	Special Warranty Deed
Exhibit C-3	Memorandum of Land Contract
Exhibit D	Bill of Sale
Exhibit E	Assignment of Intangibles
Exhibit F	Intentionally Omitted
Exhibit G	Promissory Note
Exhibit H	Sublease
Exhibit I	Letter of Credit
Exhibit J	Investor Suitability Questionnaire

Exhibit A-1

REAL PROPERTY DESCRIPTION

Lot 1 in AM General Mishawaka Minor Subdivision, an addition to Penn Township, St. Joseph County, Indiana as per plat thereof recorded September 15, 2017 as Instrument Number 1725316, in the Office of the Recorder of St. Joseph County, Indiana.

Ex-A-1-1

Exhibit A-2

SUBLEASED REAL PROPERTY DESCRIPTION

Lot Numbered Two (2) as shown on the recorded Plat of AM General H2 Minor Subdivision recorded May 14, 2002, in the Office of the Recorder of St. Joseph County, Indiana, as Instrument No. 0226883.

Part of the West One Half (1/2) of the Southwest Quarter (1/4) of Section Six (6) and part of the West One Half (1/2) of the Northwest Quarter (NW 1/4) of Section Seven (7), Township Thirty-Seven (37) North Range Four (4) East, all being in Penn Township, St. Joseph County, Indiana, described as follows:

Commencing at the Southeast corner of the Southeast Quarter (SE 1/4) of Section (1), Township Thirty-Seven (37) North, Range Three (3) East, which point is also the Northeast corner of the Northeast Quarter (NE 1/4) of Section  Twelve (12), Township Thirty-Seven (37) North, Range Three (3) East, Penn Township, St. Joseph County, Indiana; thence South 00 degrees 00 minutes 00 seconds West (bearing assumed) on the East line of the Northeast Quarter (NE 1/4) of said Section 12, a distance of 27.00 feet to the Northwest corner of the Northwest Quarter of Section 7, Township 37 North, Range 4 East; thence North 89 degrees 54 minutes 49 seconds East along the North line of the Northwest Quarter of said Section 7, a distance of 692.70 feet to the point of beginning of this description; thence South 09 degrees 03 minutes 27 seconds West a distance of 165.10 feet to the Southwest corner of tract numbered one on the unrecorded platted survey of the Bohlsen Tract; thence South 00 degrees 00 minutes 06 seconds East along the West lines of tracts numbered two through ten on the unrecorded platted survey of the Bohlsen Tract and said line extended, a distance of 1641.38 feet to a point 40 feet North (measured at right angles) of the centerline of Jefferson Road; thence North 69 degrees 50 minutes 47 seconds East parallel with the centerline of said Jefferson Road a distance of 646.37 feet to the Southeast corner of Lot 18 as said Lot is known and designated on the recorded plat of River Crest Subdivision (Plat Book 12, Page 5), and the West right-of-way line of Pershing Avenue as shown on the plat of said River Crest Subdivision; thence North 00 degrees 00 minutes 06 seconds West along the West right-of-way line of said Pershing Avenue a distance of 1582.60 feet to a point on the North line of the Northwest Quarter of said Section 7; thence North 89 degrees 54 minutes 49 seconds East along the said North line a distance of 30.00 feet to the Northeast corner of the West One Half of the Northwest Quarter of said Section 7 said point also being the Southeast corner of the Plat of Coyle’s Acre’s said plat being recorded in Plat Book 15, Page C; thence North 00 degrees 07 minutes 42 seconds East along the East line of said plat a distance of 213.90 feet to a point 45 feet South of the Northeast corner of Lot 10 as said Lot is known and designated on the plat of said Coyle’s Acre’s; thence South 61 degrees 41 minutes 35 seconds West a distance of 213.18 feet to a point on the West line of said Lot 10; thence North 35 degrees 53 minutes 39 seconds West along the West line of said Lot 10 a distance of 132.30 feet to a corner of said Lot 10; thence Westerly along the North line of Lot 11 as said Lot is known and designated on the plat of said Coyle’s Acre’s and along a curve to the right having a radius of 50.00 feet, a delta of 106 degrees 27 minutes 51 seconds, a chord distance of 80.11 feet bearing South 89 degrees 58 minutes 47 seconds West, a length of 92.91 feet to the Northwest corner of said Lot 11; thence South 12 degrees 18 minutes 52 seconds West a distance of 37.22 feet to an iron pipe; thence South 64 degrees 18 minutes 19 seconds West a distance of 31.59 feet to an iron pipe on the West line of said Lot 11; thence South 89 degrees 46 minutes 29 seconds West a distance of 229.19 feet to a point on the West line of said Coyle’s Acre’s said point being 170.00 feet North of the Southwest corner of Lot 12 as said Lot is known and designated on the plat of said Coyle’s Acres; thence South 00 degrees 07 minutes 42 seconds West along the West line of said Coyle’s Acres a distance of 170.00 feet to the point of beginning of this description.

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Exhibit B

FORUM MERGER III COMMON STOCK REGISTRATION RIGHTS AGREEMENT

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Exhibit C

LAND CONTRACT

This LAND CONTRACT (“Contract”) is executed to be effective as of the ____ day of ___________, 2021 (“Execution Date”), by and between SF Motors, Inc., a Delaware corporation, DBA SERES (“Vendor”), and Electric Last Mile, Inc., a Delaware corporation (“Purchaser”).

WITNESSETH, that the parties agree as follows:

Vendor hereby sells to Purchaser, and Purchaser hereby purchases from Vendor, subject to the terms, covenants and conditions set forth herein, the following property: certain real property generally located at 12900 McKinley Highway, Mishawaka, Indiana, further described on Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all buildings, improvements and fixtures located thereon (collectively, the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”).

1.      Purchase Price and Manner of Payment.

1.1.   Purchase Price. The Purchase Price for the Real Property shall be the sum of Ninety Million and 00/100 Dollars ($90,000,000.00) (“Purchase Price”), which Purchaser agrees to pay Vendor in accordance with the terms and conditions of this Contract, without relief from valuation and appraisement laws and with reasonable attorneys’ fees after and Event of Default (as defined below) and referral to an attorney for collection.

1.2.   Manner of Payment. The Purchase Price shall be paid in the following manner:

1.2.1.   The sum of Eighteen Million Six Hundred Twenty Thousand Six Hundred Eighty-Nine and 66/100 Dollars ($18,620,689.66) is herewith paid in cash on the date hereof in connection with turning over the possession of Real Property pursuant to the Purchase Agreement (the “Possession Date”) as set out in that certain Agreement of Purchase and Sale between Vendor and Purchaser dated as of ______________, 2021 (“Purchase Agreement”).

1.2.2.   The remainder of the Purchase Price in the amount of Seventy-One Million Three Hundred Seventy-Nine Thousand Three Hundred Ten and 34/100 Dollars ($71,379,310.34) (such amount plus any Delinquent Interest referred to as the “Contract Balance”) shall be paid by Purchaser to the order of Vendor in twenty-three (23) consecutive monthly installments of Three Million One Hundred Three Thousand Four Hundred Forty-Eight and 28/100 Dollars ($3,103.448.28) (each, a “Monthly Payment”), with the first Monthly Payment being due and payable on _____________ , 2021(the last day of the calendar month in which the Transfer of Possession Date occurs), and each successive Monthly Payment being made on later than the last day of each consecutive calendar month thereafter (each a “Payment Date”) until Vendor receives the entire Purchase Price.

1.2.3.   Purchaser’s obligation to pay the Contract Balance, including the Monthly Payments on the Payment Dates are independent covenants without offset, counterclaim, defense, presentment, notice or demand, at such address or bank account(s) as Vendor may direct by written notice. There shall be no prepayment penalty for payments made before the applicable Payment Date and such prepayment amount shall reduce the Purchase Price, provided that any partial prepayment shall not act to reduce or delay the next Monthly Payment, but rather shall be applied to the Contract balance in inverse order of maturity of the Monthly Payments.

1.2.4.   Purchaser hereby acknowledges that late payment of any Monthly Payment will cause Vendor to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. If Vendor does not receive the applicable Monthly Payment on the applicable Payment Date, and Purchaser fails to cure such nonpayment within five (5) days following receipt of written notice from Vendor, Purchaser will pay Vendor a late charge equal to five percent (5%) of the Monthly Payment, plus interest at the Default Rate (as defined in Section 11) and subject to other rights and remedies provided herein.

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2.    Taxes and Assessments. Real estate taxes and assessments shall be prorated and paid in accordance with the Purchase Agreement. Specifically, Vendor shall pay the installments due on May 10 and November 10, 2021 when due. Vendor will also pay its share and Purchaser’s share of the installment payable on May 10, 2022, allocated with $_______ to Vendor and $__________ to Purchaser [complete in accordance with Section 2.4(a) of Purchase Agreement, with installment payment dates to be adjusted if closing after June 30, 2021]. Purchaser shall reimburse Vendor for Purchaser’s share of such tax installment within ten (10) days after billing. Thereafter, beginning on November 10, 2022, Purchaser shall be responsible for directly paying to the taxing authority all installments of real estate taxes and assessments payable thereafter. Purchaser, upon written notice to Vendor and at Purchaser’s expense, may contest on Vendor’s and Purchaser’s behalf, any changes of the assessed valuation of the Real Property. Vendor shall forward or cause to be forwarded to Purchaser a copy of all statements for real estate taxes and assessments on the Real Property payable by Purchaser, as received, and Purchaser shall provide to Vendor upon request evidence of payment of such taxes. Should Purchaser fail to timely pay any real estate taxes or assessments required under this Section 2 and should Purchaser not rectify the situation within five (5) business days after written notice from Vendor to Purchaser, Vendor shall have the right, without assuming obligation in connection therewith, to pay such real estate taxes and assessments at the sole cost of Purchaser, and all costs incurred by Vendor shall be payable to Vendor by Purchaser within ten (10) days after demand and without prejudice to any other rights and remedies of Vendor under this Contract. Notwithstanding the foregoing, Purchaser shall have the right to appeal any tax bill so long as Purchaser does not cause any delinquency in payment of the same or penalties to accrue as a result of the same.

3.      Insurance.

3.1.   Coverages. At all times during the term of this Contract, at Purchaser’s sole cost and expense, Purchaser shall obtain and keep in force for the benefit of Purchaser and Vendor the following insurance:

3.1.1.   Property Insurance. Special causes of loss/special form property insurance (formerly known as “all risk” or “extended coverage” property insurance), earthquake insurance, and flood insurance on all Improvements and all of Purchaser’s personal property located on, in or about the Real Property. The amount of such insurance shall be the Full Insurable Replacement Value (as defined below). Each such policy shall specify that proceeds shall be payable whether or not any improvements are actually rebuilt. Each such policy shall include an endorsement protecting the named and additional insureds against becoming a co-insured under the policy. Purchaser hereby releases and waives as against Vendor and its shareholders and employees any and all claims, causes of action, demands, and rights of recovery, of whatever nature, for damages, loss or injury to the Improvements and/or the property of Purchaser in, upon or about the Real Property caused by or resulting from fire and/or any other perils required to be insured against by Purchaser hereunder, whether or not such damages, loss or injury is caused by the fault or negligence of Vendor or its shareholders or employees.

3.1.2.   “Full Insurable Replacement Value” means 100% of the actual costs to replace the Improvements (without deduction for depreciation but with standard exclusions such as foundations, excavations, paving and landscaping, as applicable to specific perils), including the costs of demolition and debris removal and including materials and equipment not in place but in transit to or delivered to the Real Property. The Full Insurable Replacement Value initially shall be determined at Purchaser’s expense by an appraiser or an insurer, selected by Purchaser and acceptable to Vendor, but in no event at any time less than the Contract Balance. Purchaser shall maintain coverage at the current Full Insurable Replacement Value throughout the term of this Contract, subject to reasonable deductibles approved by Vendor pursuant to Subsection 3.2.1. below.

3.1.3.   Business Interruption Insurance. Insurance against loss from business interruption under a business interruption policy, covering risk of loss due to causes insured against under Subsection 3.1.1. above, in an amount not less than eighteen (18) months of projected gross revenues from the Real Property.

3.1.4.   Worker’s Compensation and Employer’s Liability Insurance. Worker’s compensation insurance in the amounts and coverages required under worker’s compensation, disability and similar employee benefit laws applicable to Purchaser and/or the Real Property, and employer’s

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liability Insurance in amounts not less than $2,000,000 per occurrence for bodily injury and $2,000,000 per employee for injury by disease (or such higher amounts as may be required by law).

3.1.5.   Commercial General Liability Insurance. Commercial general liability insurance through one or more primary and umbrella liability policies against claims, including but not limited to, bodily injury and property damage occurring in, on or about the Real Property, with such limits as may be reasonably required by Vendor from time to time, but in any event not less than $10,000,000, combined single limit and annual aggregate, which Purchaser shall increase as necessary during the term of this Contract to maintain adequate coverage over time that is comparable to the requirements in effect as of the execution of this Contract. Such insurance shall insure the performance by Purchaser of the indemnity agreements contained in this Contract. If any governmental agency or department requires insurance or bonds with respect to any proposed or actual use, storage, treatment or disposal of Hazardous Materials by Purchaser, Purchaser shall be responsible for such insurance and bonds and shall pay all premiums and charges connected therewith; provided, however, that this provision shall not and shall not be deemed to modify the provisions of this Section 3.

Such liability insurance policy shall (i) delete any employee exclusion on bodily injury coverage; (ii) include employees as additional insureds; (iii) provide blanket contractual coverage, including liability assumed by and the obligations of Purchaser under this Contract for personal injury, death and/or property damage; (iv) provide products and completed operations and independent contractors coverage and broad form property damage liability coverage without exclusions for collapse, explosion, demolition, underground coverage and excavating, including blasting; (v) provide aircraft liability coverage, if applicable, and automobile liability coverage for owned, non-owned and hired vehicles; (vi) provide liability coverage on all mobile equipment used by Purchaser; and (vii) include a cross liability endorsement (or provision) permitting recovery with respect to claims of one insured against another. Such insurance shall insure against any and all claims for bodily injury, including death, resulting therefrom, and damage to or destruction of property of any kind whatsoever and to whomever belonging and arising from Purchaser’s operations at the Real Property and whether such operations are performed by Purchaser or any of its contractors, subcontractors, or by any other person (with the exception of damage or injury caused by the gross negligence or willful misconduct of Vendor occurring after the Execution Date or any other person or party acting by or on behalf of Vendor).

3.1.6.   Other. All other insurance that Purchaser is required to maintain under all applicable laws, ordinances, and regulations of any U.S and State of Indiana governmental authority having jurisdiction thereof.

3.2.   Policy Form and General.

3.2.1.   All insurance policies required to be maintained under this Contract by Purchaser, and all renewals thereof, shall be (i) issued by one or more companies of recognized responsibility, authorized and qualified to do business in the State of Indiana, with a financial rating of at least A-, X in the most recent edition of Best’s Insurance Reports (or its successor, or, if there is no equivalent successor rating, otherwise reasonably acceptable to Vendor); (ii) a primary policy payable directly to Vendor, and any insurance maintained by Vendor shall be excess of and shall not contribute with Purchaser’s policies; and (iii) endorsed such that such policies shall not be changed or canceled without at least thirty (30) days’ prior written notice to Vendor. The insurance shall be issued in the names of Purchaser and Vendor, as their respective interests may appear. All property insurance shall also be required to be maintained under this Contract by Purchaser shall name Vendor as loss payee and all liability insurance required to be maintained under this Contract by Purchaser shall name as additional insureds Vendor, its shareholder, its employees, and such other parties as Vendor may reasonably request. Any deductibles under any of the insurance required hereunder must be agreed to in advance in writing by Vendor in its reasonable, good faith discretion. All deductibles shall be paid by Purchaser.

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3.2.2.   A copy of each insurance policy required hereunder of Purchaser, or a certificate of each such policy executed by the insurance company evidencing that the required insurance coverage is in full force and effect, shall be deposited with Vendor on or before the Execution Date of this Contract, shall be maintained throughout the term of this Contract, and shall be renewed not less than thirty (30) days before the expiration of the term of the policy. No such policy shall contain any provisions for exclusions from liability and no exclusion shall be permitted in any event if it conflicts with any coverage required hereby, and, in addition, no such policy shall contain any exclusion from liability for bodily injury or sickness, disease or death or which in any way impairs coverage under the contractual liability coverage described above.

3.2.3.   No approval by Vendor of any insurer, or the terms or conditions of any policy, or any coverage or amount of insurance, or any deductible amount shall be construed as a representation, warranty or other assurance by Vendor of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible, and Purchaser assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers.

3.2.4.   Should Purchaser fail to take out and keep in force each insurance policy required under this Section 3, or should such insurance not be reasonably approved by Vendor and should Purchaser not rectify the situation within ten (10) business days after written notice from Vendor to Purchaser, Vendor shall have the right, without assuming any obligation in connection therewith, to purchase such insurance at the sole cost of Purchaser, and all costs incurred by Vendor shall be payable to Vendor by Purchaser within ten (10) days after demand and without prejudice to any other rights and remedies of Vendor under this Contract.

3.2.5    If the Improvements or any part thereof are damaged by casualty the entire insurance proceeds payable in respect of the part so taken or damaged are hereby assigned to and shall be paid directly to Vendor for the sole purpose of making the same available for Purchaser to restore the Improvements to as nearly the same condition as existed prior to such casualty so long as (i) no outstanding Event of Default exists hereunder, and (ii) sufficient insurance proceeds are available to Purchaser to completely restore the Improvements to its condition immediately preceding said loss, or if sufficient insurance proceeds are not available, Purchaser deposits with Vendor sufficient additional cash to make up for any such deficiency of insurance proceeds, (iii) the Improvements can be restored on the Real Property in compliance with applicable law (including zoning ordinances), (iv) the loss occurs at a time which is greater than three (3) months prior to the due date of the final Monthly Payment, and (iv) at Vendor’s option, such insurance proceeds shall be held by Vendor in a non-interest bearing account disbursed by Vendor with final disbursement being made only at such time as the restoration is completed in a good and workmanlike manner, lien free, a certificate of occupancy for the restored Improvements has been issued by the appropriate governmental authority (if available). Vendor shall not be responsible for conducting any of such restoration work. If the foregoing requirements are not met, or if the insurance proceeds exceeds the cost of reconstruction, restoration or repair, the insurance proceeds, or the excess insurance proceeds, as the case may be, shall be applied to the payment of the Contract Balance. The event of casualty shall in no case relieve Purchaser from continuing to pay each full Monthly Payment when due until the Contract Balance is satisfied in full from such payments and application of the insurance proceeds.

3.3.   Purchaser’s Responsibility for Accidents. Purchaser hereby assumes all risk and responsibility for accident, injury or damage to person and property arising from Purchaser’s use and control of the Real Property and the Improvements thereon except for accidents, injury or damage caused by or arising out of the gross negligence or willful misconduct occurring after the Execution Date of Vendor or any party acting through or on behalf of Vendor and not covered by insurance required to be maintained by Purchaser hereunder. Purchaser shall insure such risk by carrying standard commercial general liability insurance, in such amounts as are satisfactory to Vendor, insuring the Vendor’s liability as well as the Purchaser’s, pursuant to this Section 3.

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4.    Title, Escrow And Final Payment. Vendor has delivered to Escrow Agent (defined below) a fully-executed (i) Special Warranty Deed in recordable form (the “Deed”), (ii) executed Assignment of the Ground Lease by and between Vendor and St. Joseph County Indiana, Department of Redevelopment acting by and through the St. Joseph County Redevelopment Commission, dated December 18, 2001, in recordable form (the “Lease Assignment”) and (iii) a Release and Termination of Memorandum of Land Contract in recordable form (“Memorandum Release”) (collectively, the Recordable Documents”). Purchaser has obtained Contract Owner’s Title Policy in the amount of the Purchase Price from the Chicago Title Insurance Company (referred to herein as the “Title Company” or the “Escrow Agent”). Upon written direction by both Vendor and Purchaser to Escrow Agent that all conditions have been satisfied, and in accordance with the provisions of the Escrow Agreement by and between Escrow Agent, Vendor and Purchaser, Escrow Agent shall (i) record the Recordable Document in the Office of the Recorder of St. Joseph County, Indiana, (ii) promptly provide to Purchaser file stamped copies of the recorded Recordable Documents and, (iii) return the original recorded Recordable Documents to Purchaser promptly after recorded (the “Final Payment Transaction”). At the Final Payment Transaction, Purchaser’s obligations under this Land Contract shall be satisfied in full.

5.    Representations and Warranties. The representations and warranties of Vendor and Purchaser are as set out in the Purchase Agreement. In addition, Vendor hereby warrants that Vendor has good and merchantable title to the Real Estate, free and clear of any and all liens, leases, restrictions and encumbrances, except as follows:

(i)     Easements and restrictions of record;

(ii)    Current real estate taxes not yet delinquent;

(iii)   Matters that would be disclosed by an accurate inspection or survey of the Real Estate; and

(iv)   Applicable zoning, building, land use and other governmental restrictions, laws, ordinances, rules and regulations;

Vendor further represents and warrants the following as of the date hereof: Vendor has made no contract to sell all or a part of the Real Estate to any person other than the Purchaser; Vendor has not given to any person an option, which is presently exercisable, to purchase all or any part of the Real Estate; there are no unpaid claims for labor done upon or materials furnished for the Real Estate in respect of which liens have been or may be filed; there is no judgment of any court of the State of Indiana or of any court of the United States that is or may become a lien on the Real Estate; and Vendor is neither principal nor surety on any bond payable to the State of Indiana.

6.    Purchaser’s Right to Mortgage the Real Property. Purchaser shall not have the right to encumber the Real Property or Purchaser’s interest in this Contract in any way, including with an easement, lease, mortgage, security interest, assignment or any form of lien or debt instrument and any such encumbrance shall be void ab initio.

7.    Transfer of Purchaser’s Interest — Condemnation. Purchaser’s interest in this Contract and Purchaser’s interest in the Real Property may not be sold, assigned, pledged, mortgaged, encumbered or transferred by Purchaser without the prior written consent of Vendor, which consent may be withheld at Vendor’s sole discretion. If the Real Property or any part thereof is taken or damaged pursuant to an exercise or threat of exercise of the power of eminent domain, the entire proceeds of the award or compensation payable in respect of the part so taken or damaged are hereby assigned to and shall be paid directly to Vendor. Such proceeds shall be applied, at Vendor’s option and without premium, in part or entirely as a prepayment of the Contract Balance or to restoration of the Real Property; provided, however, that if by electing to apply part of any such award or compensation against the Contract Balance, the Contract Balance shall be recalculated and the Monthly Payment amount shall be reduced to amortize the recalculated Contract Balance over the remaining term of this Contract. If the Contract Balance is paid in full, then Vendor shall pay the balance of the proceeds of the award to Purchaser.

8.    Indemnification and Release. (a) Regardless of whether or not separate, several, joint or concurrent liability may be imposed upon Vendor, Purchaser shall indemnify, defend and hold harmless Vendor from and against all damages, claims and liability arising from or connected with Purchaser’s control or use of the Real Property, including, without limitation, any damage or injury to person or property with the exception of any liability, damage or injury caused by or arising from the gross negligence or willful misconduct occurring after the Execution Date of Vendor or any person or party acting through or on behalf of Vendor and not covered by insurance required to be maintained by Vendor. This indemnification shall not include any matter for which the Vendor is effectively protected by insurance. If Vendor without fault of Vendor any person or party acting by or on behalf of Vendor, shall become a party to litigation commenced by or against Purchaser (but not by Purchaser against Vendor), then Purchaser shall indemnify,

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defend and hold Vendor harmless. The indemnification provided by this paragraph shall include all reasonable legal costs and attorneys’ fees incurred by Vendor in connection with any such claim, action or proceeding. (b) Vendor shall indemnify, defend and hold harmless Purchaser from and against all damages, claims and liability arising from or connected with use of, or access to, the Real Property occurring after the Execution Date by Vendor or any person or party acting through or on behalf of Vendor, including, without limitation, any damage or injury to person or property.

9.      Covenants.

9.1.   Maintenance.Purchaser shall, at its sole cost and expense, shall maintain, repair and make all replacements to the Real Property and all common area, parking, machinery, apparatus, equipment and systems located thereon, including, without limitation, the roof, roof membrane, foundation, slabs, load bearing and exterior walls, other structural elements of the Real Property, windows, boilers, heating, ventilation, air conditioning and other mechanical systems, plumbing and sewer systems, electrical systems on or serving the Real Property, necessary to keep the Real Property and all such machinery, apparatus, equipment and systems in good condition, repair and working order; provided that Vendor shall be responsible for all maintenance, repair and replacement necessitated by damage caused after the Execution Date by Vendor or any person or party acting through or on behalf of Vendor. Purchaser shall keep the Real Property in a neat and orderly condition and in compliance with all applicable laws, ordinances, and regulations of any governmental authority having jurisdiction thereof.

9.2.   Use. Purchaser shall use and operate the Real Property for the manufacturing of vehicles and related uses (“Purchaser’s Intended Use”) and shall not change such usage. The Real Property shall not, without the prior written consent of Vendor, be rented, leased or occupied by persons other than Purchaser, until payment in full of the Contract Balance.

9.3.   Alterations. Purchaser shall not make or permit to be made any alteration, addition or improvement in, upon or to the Real Property, or any portion thereof, without the prior written consent of Vendor, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Vendor’s consent is obtained, all such alterations, additions or improvements shall be performed at the expense of Purchaser in a diligent, good and workmanlike manner, free from faults and defects and in accordance with all applicable laws, ordinances, and regulations of any governmental authority having jurisdiction thereof. Prior to commencing the construction, installation or making of any alterations, additions or improvements, Purchaser shall provide Vendor with detailed plans and specifications therefor along with all necessary building permits and other governmental approvals and shall obtain Vendor’s written approval thereof.

9.4.   Liens. Purchaser shall not permit any Statement of Intention to hold a Mechanic’s Lien to be filed against the Real Property nor against any interest or estate therein by reason of labor, services or materials claimed to have been performed or furnished to or for Purchaser. If such Statement of Intention to hold a Mechanic’s Lien shall be filed, Vendor, at Vendor’s option, may compel the prosecution of an action for the foreclosure of such Mechanic’s Lien by the lienor. If any such Statement of Intention to hold a Mechanic’s Lien shall be filed and an action commenced to foreclose the lien, Purchaser, upon demand by Vendor, shall cause the lien to be released at Purchaser’s expense by the filing of a written undertaking with a surety approved by the Court and obtaining an order from the Court releasing the property from such lien. Nothing in this instrument shall be deemed or construed to constitute consent to, or a request to any party for, the performance of any labor or services or the furnishing of any materials for the improvement, alteration or repairing of the Real Property; nor as giving Purchaser the right or authority to contract for, authorize or permit the performance of any labor or services or the furnishing of any material that would permit the attaching of a valid mechanic’s lien.

9.5.   Possession. Purchaser acknowledges that, except as expressly set forth herein, it has had a full opportunity to inspect the Real Property and agrees to accept the Real Property as of the Execution Date in its current condition “AS IS, WHERE IS, WITH ALL FAULTS CONDITION”, as set-out in the Purchase Agreement. EXCEPT AS EXPRESSLY SET FORTH HEREIN, VENDOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE CONDITION OF THE REAL PROPERTY OR ITS HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURCHASE.

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9.6    Tax Treatment. For all applicable tax purposes, Vendor and Purchaser shall treat the transaction contemplated herein as a purchase of the Real Property by Purchaser from Vendor as of the Possession Date.

10.    Vendor’s Right of Entry. Vendor reserves and shall have the right to enter the Real Property (accompanied by an employee of Purchaser) upon at least two business (2) days prior notice (except in an extreme emergency, when no notice shall be required) to inspect the Real Property, to evaluate Purchaser’s compliance with this Contract (including Purchaser’s compliance with all applicable laws, ordinances, and regulations of any governmental authority having jurisdiction thereof), to cure any default of Purchaser, to post notices of non-compliance, to perform any obligation and/or to exercise any rights Vendor has under this Contract. Vendor’s entry provided herein shall (i) be accomplished in a manner designed to least interfere with Purchaser’s operations, (ii) comply with Purchaser’s safety protocols, and (iii) not constitute an actual or constructive eviction of Purchaser, in whole or in part, or giving rise to an abatement of Purchase Price by reason of loss or interruption of business of Purchaser or giving rise to any liability for direct or indirect injury to or interference with Purchaser’s business or any inconvenience or annoyance suffered by Purchaser. Notwithstanding anything to the contrary set forth in this Section 10, Vendor shall be responsible for any and all damage, injury or other liability arising out of Vendor’s exercise of its access rights set forth above to the extent the same is not covered by the insurance which Purchaser is required to maintain hereunder.

11.    Default and Acceleration. It is expressly agreed by Purchaser that time is of the essence of this Contract. Upon the occurrence of any Event of Default, as hereinafter defined, and at any time thereafter, the entire Contract Balance and all Obligations (as defined in Section 11.2), and all accrued, unpaid interest thereon, shall, at the option of Vendor, become immediately due and payable without any notice, presentment, demand, protest, notice of protest, or other notice or dishonor or demand of any kind, all of which are hereby expressly waived by Purchaser, and Vendor shall have the right to pursue immediately any and all remedies, legal or equitable, as are available under applicable law to collect such Contract Balance together with a default rate of interest equal to twelve percent (12%) per annum beginning to accrue on the date of the Event of Default (the “Default Interest”). Vendor shall be entitled to avail itself of the remedy of declaring a forfeiture and cancel the Contract as provided below and thereby taking possession and removing the Purchaser from the Real Property. The following shall each constitute an “Event of Default” for purposes of this Contract:

11.1. Default by Purchaser in the payment of:

11.1.1. any Monthly Payment installment of the Purchase Price within five (5) days of the date due under the terms of this Contract,

11.1.2. any installment of real estate taxes on the Real Property or assessment for a public improvement which by the terms of this Contract are payable by Purchaser, on or before the date the same becomes delinquent,

11.1.3. any lapse of insurance required by the terms of this Contract to be maintained by Purchaser,

11.1.4. any installment of basic rent or other additional charges payable under the that certain sublease between Vendor and Purchaser to the ground lease for parking lot purposes by and between Vendor and St Joseph County, Indiana Department of Redevelopment, acting by and through the St. Joseph County Redevelopment Commission dated December 18, 2001 (the “Sublease”),

11.1.5. any other mutually agreed upon amount payable pursuant to this Contract.

11.2. Default, for a period of ten (10) days (provided that, with the exception of Purchaser’s payment obligations, if any breach of this Contract cannot reasonably be remedied within such ten (10) day period, it shall not be a Purchaser Default hereunder so long as Purchaser commences such cure within the ten (10) day period and proceeds diligently until such cure is complete, but in no event longer than sixty (60) days) after written notice thereof is given to Purchaser, in the indebtedness, obligations and liabilities, or the performance or observation of any other covenant or term of this Contract or the Sublease, (collectively, the “Contract Documents”) of Purchaser owing to Vendor (collectively, the “Obligations”).

11.3. Lease, sublease or encumbrance of the Real Property or any part thereof, or the making of any levy, seizure or attachment thereof or thereon or a substantial, uninsured loss of any part of the Real Property.

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11.4. Purchaser

11.4.1. institutes or consents to any proceedings in insolvency, or for the adjustment, liquidation, extension or composition or arrangement of debts or for any other relief under any insolvency law or laws relating to the relief or reorganization of debtors’,

11.4.2. files an answer admitting bankruptcy or insolvency or in any manner is adjudged insolvent, or

11.4.3. makes an assignment for the benefit of creditors or admits in writing inability to pay debts as they become due.

11.5. Any part of Real Property or all or a substantial part of the property or assets of Purchaser is placed in the hands of any receiver, trustee or other officers or representatives of any court, or Purchaser consents, agrees or acquiesces to the appointment of any such receiver or trustee.

11.6. Desertion or abandonment of the Real Property, or any part thereof, by Purchaser.

11.7. Actual or threatened alteration, demolition or removal of any Improvements which are a part of the Real Property.

11.8. Sale, transfer, conveyance or other disposition of Purchaser’s interest in this Contract or Purchaser’s interest in any of the Real Property, or any part thereof, without Vendor’s prior written consent and without paying the Purchase Price in full.

12.    Land Contract Forfeiture. Purchaser acknowledges that it has only acquired a vendee’s interest in the Real Property and that Vendor is retaining fee simple title in the same to secure payment of the Contract Balance. In the event Purchaser commits an Event of Default as defined above, including without limitation fails to pay the Contract Balance when due, deserts or abandons the Real Property or commits any breach of this Contract which materially diminishes the security intended to be given to Vendor under and by virtue of this Contract, then, it is expressly agreed by Purchaser that Vendor may, at Vendor’s option and in its sole discretion in lieu of foreclosure set forth in Section 13 below, cancel this Contract and take possession of the Real Property and remove Purchaser therefrom, or those holding or claiming under Purchaser without any demand and to the full extent permitted by applicable law. In the event of Vendor’s cancellation upon such default by Purchaser, all rights and demands of Purchaser under this Contract and in and to the Real Property shall cease and terminate and Purchaser shall have no further right, title or interest, legal or equitable, in and to the Real Property, or any portion thereof, and Vendor shall have the right to retain all amounts paid by Purchaser toward the Purchase Price as an agreed payment for Purchaser’s possession and use of the Real Property prior to such default. Such retention shall not bar Vendor’s right to recover damages for unlawful detention of the Real Property after default, for any failure to pay taxes, insurance or other amounts owing as a result Purchaser’s possession of the Real Property, for failure to maintain the Real Property at any time, for waste committed thereon or for any other damages suffered by Vendor, including reasonable attorneys’ fees incurred by Vendor in enforcing any right hereunder or in removing any encumbrance on the Real Property made or suffered by Purchaser. In the event of Vendor’s cancellation of this Contract upon default by Purchaser, Purchaser shall surrender and vacate the Real Property immediately and deliver exclusive possession thereof to Vendor in as clean, good and tenantable condition as existed on the Execution Date, ordinary wear and tear, casualty and condemnation excepted, and free of any Hazardous Material (a) discharged, disposed of or released by Purchaser or any of its agents, employees, contractors, vendors, suppliers, licensees, customers, or invitees or (b) otherwise resulting from Purchaser’s operations at the Property. All alterations, additions and improvements made or added to the Real Property by or on behalf of Purchaser shall, at Vendor’s option, be deemed part of the Real Property and surrendered to Vendor lien free upon such termination without compensation to Purchaser. Any alterations, additions or improvements that Vendor does not elect to have surrendered with the Real Property, together with any personal property of the Purchaser, shall be removed by Purchaser as soon as practicable following Vendor’s cancellation of this Contract, and Purchaser shall repair all damage to the Real Property resulting from such removal. Any personal property of Purchaser than remains on the premises of the Real Property after thirty (30) days following Vendor’s cancellation of this Contract shall be deemed abandoned by Purchaser, or at Vendor’s option, Vendor may store or remove the personal property at the risk, cost and expense of Purchaser and Vendor shall in no event be responsible for the value, preservation or safekeeping thereof.

All of Vendor’s remedies under this Section 12 and Sections 13 through 16 shall be cumulative and not exclusive and shall include the right to appoint a receiver in the Event of Default, to foreclose on Purchaser’s interest under

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foreclosure laws and collect all attorneys’ fees in the enforcement of this Contract. Failure of Vendor to exercise any remedy at any time shall not operate as a waiver of the right of Vendor to exercise any remedy for the same or any subsequent default at any time thereafter.

13.    Mortgage Foreclosure. As an alternative remedy to Vendor in the Event of Default which may be pursued simultaneously with the institution of the Land Contract forfeiture procedures in Section 12, Vendor, in its sole and absolute discretion, may foreclose on this Contract under Indiana mortgage foreclosure laws as a real estate mortgage. Purchaser hereby mortgages, warrants, and grants a security in the Real Property to Vendor to secure all Obligations. Upon an Event of Default, Vendor:

13.1  may, to the extent permitted by law, either in person or by agent, with or without bringing any action or proceeding, enter upon and take possession of the Real Property, or any part thereof, in its own name, and do any acts which it deems necessary or desirable to preserve the value, marketability or rentability of the Real Property or part thereof or interest therein, increase the income therefrom or protect the security hereof and, with or without taking possession of the Real Property, sue for or otherwise collect the rents, issues and profits thereof, including those past due and unpaid, and apply the same to its costs and expenses and then to the Contract Balance and all amounts due under the Contract Documents. The entering upon and taking possession of the Real Property, the collection of such rents, issues and profits and the application thereof as aforesaid, shall not cure or waive any default or notice of default hereunder or invalidate any act done in response to such default or pursuant to such notice of default and notwithstanding the continuance in possession of the Real Property or the collection, receipt and application of rents, issues or profits, Vendor shall be entitled to exercise every right provided for in any of the Contract Documents or by law upon occurrence of any Event of Default hereunder.

13.2  may commence an action to foreclose this Contract as an Indiana mortgage, appoint a receiver, or specifically enforce any of the covenants hereof and to take all such other actions permitted by applicable law.

13.3  may exercise any or all of the remedies available to a secured party under the Indiana Uniform Commercial Code to the extent applicable to the Real Property.

13.4  may collect all expenses which may be paid or incurred by or on behalf of Vendor in connection with the foreclosure of this Contract for attorneys’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs and cost of procuring all environmental assessments and all title searches, policies and examinations and similar data and assurances with respect to title and the environmental condition of the Real Property as Vendor reasonably may deem necessary to prosecute such suit shall constitute advancements, shall be immediately due and payable by Purchaser, with Default Interest, and shall be allowed and included as indebtedness in the judgment for sale and part of the Obligations.

13.5  recover a deficiency from Purchaser to the extent the mortgage foreclosure sale fails to pay the Obligations in full in accordance with Indiana law.

14.    Foreclosure Proceedings and Receiver. Upon the commencement of any proceedings to forfeit or foreclose this Contract, Vendor shall be entitled forthwith to the appointment of a receiver or receivers, as a matter of right, without the giving of notice to any other party, without regard to the adequacy or inadequacy of any security for the Contract Balance and without the requirement of any bond, and Purchaser hereby consents to such appointment. Vendor shall be entitled to recover judgment either before or after or during the pendency of any proceedings for the enforcement of this Contract. The right of Vendor to recover such judgment shall not be affected by the exercise of any other right, power or remedy for the enforcement of this Contract, or the foreclosure of the lien of this Contract.

15.    Assignment of Leases and Rents. As additional security for the repayment of the Contract Balance or other indebtedness hereby secured, Purchaser assigns to Vendor its entire interest, as lessor, in all present and future leases, all rentals and other income from the Real Property and all licenses, permits, agreements or contracts pertaining to the Real Property. This assignment shall not be construed as a consent by Vendor to any such lease, license, permit, agreement or contract hereby assigned nor impose upon Vendor any obligations with respect thereto since it is given as collateral security only. In the Event of a Default, Purchaser shall, upon demand therefor made by Vendor, surrender possession of the Real Property to Vendor, its duly constituted agents, or to a duly appointed receiver who may thereafter take possession and assume the management of the Real Property and collect the rentals and other income therefrom, rent or lease the Real Property or any portion thereof, upon such terms and for such time as it may deem

Ex-C-9

best, terminate any tenancy and maintain proceedings to recover possession of the Real Property from any tenant or trespasser, and apply the net proceeds of such rent and income to the following purposes and in the following order: (a) preservation and management of the Real Property; (b) payment of taxes; (c) payment of insurance premiums; and (d) payment of the Contract Balance and any amounts due under the Contract Documents. Vendor, its duly constituted agent, or duly appointed receiver, as applicable, shall be liable to account only for those rents actually received.

16.    Intentionally Omitted.

17.    Interpretation of Contract. The article, section and other headings of this Contract are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

18.    Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) via email or (d) by a commercial overnight courier that guarantees next business day delivery and provides a receipt, and such notices shall be addressed as follows:

To Purchaser:	Electric Last Mile, Inc. c/o: Benjamin Wu, General Counsel 1055 W Square Lake Rd Troy, MI 48098 Email: bwu@electriclastmile.com
with a copy to:	Mark E. Wright Mark E. Wright Faegre Drinker Biddle & Reath LLP 600 E. 96th Street, Suite 600 Indianapolis, Indiana 46240, USA mark.wright@faegredrinker.com Phone: 317-569-4659
To Vendor:	SF MOTORS, INC. dba SERES Attn: Legal Department 3303 Scott Blvd., Santa Clara, CA 95054 Email: legal@driveseres.com
with copy to:	King & Wood Mallesons LLP 535 Middlefield Road, Suite 245 Menlo Park, California 94025 Attn: Yuji Sun, Esq. Email: yuji.sun@us.kwm.com or to such other address as either party may from time to time specify in writing to the other party. Any such notice shall be deemed to have been given (i) upon delivery, if personally delivered, one (1) business day after sending if sent by any nationally recognized form of airborne/overnight delivery service, or (ii) the date of sending if sent by email. Either party may change the address at which it desires to receive notice upon giving written notice of such request to the other party. Purchaser and Vendor, and their respective counsel, hereby agree that notices may be given hereunder by the parties’ respective counsel, and that if any communication is given hereunder by Purchaser’s or Vendor’s counsel, such counsel may send such communication directly to all principals so long as such other counsel is copied, as required to comply with the foregoing provisions.

19.    Entire Contract. This Contract, together with the Exhibits and schedules hereto and all other Contract Documents, contain all representations, warranties and covenants made by Purchaser and Vendor and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. All obligations of Purchaser in the Contract Documents are independent of its obligations hereunder and are not integrated or replaced by this Contract, nor shall Purchaser be excused of any performance hereunder due to any limitations set forth in the Purchase Agreement or any alleged breach by Vendor of any obligations under the Purchase Agreement.

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20.    Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein. If the time period by which any right, option or election provided under this Contract must be exercised, or by which any act required hereunder must be performed expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day (a “Business Day”).

21.    Attorneys’ Fees. Purchaser will pay Vendor’s reasonable attorneys’ fees and costs in connection with the enforcement of the Contract Documents after an Event of Default, including costs to protect, collect, lease, sell, take possession of, or liquidate any of the Real Property, or to attempt to enforce or protect any security interest or lien or other right under any of the Contract Documents, or to enforce any rights of Vendor or obligations of Purchaser or any other person, firm or corporation which may be obligated to Vendor by virtue of this Contract or under any of the Contract Documents and any expenses, costs and charges relating thereto, which shall constitute an additional indebtedness owing by Purchaser to Vendor payable on demand and evidenced and secured by the Contract Documents.

22.    Assignment. Purchaser’s rights and obligations hereunder shall not be assignable without the prior written consent of Vendor in Vendor’s sole discretion.

23.    Counterparts. This Contract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

24.    Governing Law. This Contract shall be governed by and construed in accordance with the laws of the State of Indiana.

25.    Confidentiality and Return of Documents. Purchaser and Vendor shall each maintain as confidential any and all material obtained about the other or, in the case of Purchaser, about the Property, this Contract or the transactions contemplated hereby, and shall not disclose such information to any third party. Except for Purchaser’s attorneys, accountants and consultants (who also shall be subject to the obligations set forth in this Section 25) and as may be required by law, Purchaser will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Vendor.

26.    Amendments. This Contract may be amended or modified only by a written instrument signed by Purchaser and Vendor.

27.    No Recording. This Contract shall not be recorded, but a Memorandum thereof providing for the names of the parties, the legal description of the Real Property the duration of the contract term may be recorded to the extent required for the Title Company to issue the vendee’s policy of title insurance.

28.    No Partnership. The relationship of the parties hereto is solely that of Vendor and Purchaser with respect to the Real Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

29.    No Third-Party Beneficiary. The provisions of this Contract are not intended to benefit any third parties.

30.    Severability. If any term or provision of this Contract or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Contract shall continue in full force and effect, but without giving effect to such term or provision.

31.    No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

32.    Construction. The parties agree that this Contract is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Contract shall not be construed against the maker thereof.

[Signature page to follow]

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IN WITNESS WHEREOF, Vendor and Purchaser have executed this Land Contract to be effective as of the Execution Date.

VENDOR:
SF MOTORS, INC., a Delaware corporation, doing business as SERES
By: ____________________________________
Printed: ________________________________
Title: __________________________________

PURCHASER:
ELECTRIC LAST MILE, INC., a Delaware corporation
By: ____________________________________
Printed: ________________________________
Title: __________________________________

Ex-C-12

EXHIBIT A

Legal Description of the Land

Lot 1 in AM General Mishawaka Minor Subdivision, an addition to Penn Township, St. Joseph County, Indiana as per plat thereof recorded September 15, 2017 as Instrument Number 1725316, in the Office of the Recorder of St. Joseph County, Indiana.

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Exhibit C-1

ESCROW AGREEMENT

This Agreement is executed on this __________ day of ___________________, 2021, [possession date] by and among SF MOTORS, INC. DBA SERES, a Delaware corporation (“Seller”), ELECTRIC LAST MILE, INC., a Delaware corporation (“Buyer”) and FIDELITY NATIONAL TITLE INSURANCE COMPANY, as escrow agent (“Escrow Agent”).

RECITALS

A.   Buyer and Seller have entered into that certain Agreement of Purchase and Sale dated __________________, 2021 (the “Purchase Agreement”), and are as of this date [the Possession Date] closing on the possession of the property subject thereto and entering into that certain Land Contract of even date herewith (the “Land Contract”).

B.   Pursuant to the Purchase Agreement, Buyer and Seller are entering into this Escrow Agreement to deliver to Escrow Agent certain executed original documents as more specifically listed on Schedule 1 attached hereto (the “Escrow Documents”) to hold the same in escrow for recording on the written direction of both Buyer and Seller as hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements contained herein, it is hereby agreed as follows:

1.     The Escrow Documents are herewith deposited with the Escrow Agent, the receipt of which is acknowledged by the Escrow Agent, to be held by the Escrow Agent in accordance with the terms of this Escrow Agreement.

2.     For a term of Five (5) years commencing on the date hereof and continuing until ________, 2026 (the “Term”), Escrow Agent is hereby instructed to hold the Escrow Documents in escrow until such time as receipt of written direction by both Buyer and Seller that all conditions and requirements relating to the delivery of such documents have been satisfied. Upon such notification, Escrow Agent is authorized and shall record the Escrow Documents with the Office of the Recorder of St. Joseph County, Indiana (the “Recording Office”). Buyer acknowledges and agrees that upon any Event of Default under the Land Contract, Buyer shall be required to direct the Escrow Agent to return the Escrow Documents to Seller, and Seller acknowledges and agrees that upon payment in full of all obligations under the Land Contract, Seller shall be required to direct the Escrow Agent to record the Escrow Documents. If no mutual instructions are received by Escrow Agent prior to the expiration of the Term, the Escrow Agent shall, after thirty (30) days prior written notice to both Buyer and Seller, record the Escrow Documents with the Recording Office; provided, however, if there is an action pending between Buyer and Seller for delivery or recording of the Escrow Documents, the Term shall be extended until such time as Escrow Agent makes delivery in accordance with such action. Notwithstanding the foregoing if within thirty (30) days after providing such notice of expiration of the Term, Seller objects to such recording and tenders a replacement escrow agent that is a licensed title insurer or agent in the State of Indiana willing to agree to the same terms of this Escrow Agent, the Escrow Agent shall deliver the Escrow Documents to such successor.

3.     Escrow Agreement agrees to hold the Escrow Documents, in trust and as a fiduciary, and deliver the same in accordance with the terms of this Agreement. The Escrow Agent shall not be liable for its good faith performance on this Escrow Agreement, and Buyer and Seller hereby jointly and severally release and waive any claims they may have against the Escrow Agent which may result from its performance in good faith of its function under this Escrow Agreement, including, but not limited to, any delay in the recording of the Escrow Documents. The Escrow Agent shall be liable for loss or damage caused by (i) any violation by Escrow Agent of its obligations under Section 2 of this Agreement (including Escrow Agent’s failure to follow written direction by both Buyer and Seller in releasing or recording the Escrow Documents), and (ii) its acts of negligence while performing as Escrow Agent under Escrow Agreement.

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4.     In the event of any controversy related to the Escrow Documents or conflicting instructions with respect thereto, the Escrow Agent shall consider the matter a disputed claim, disregarding the conflicting instructions and shall be under a duty to withhold delivery until it receives authorization as follows:

a)      written authorization executed by both Buyer and Seller; or

b)      a certified or file-stamped copy of the court order resolving the disputed claim or directing the delivery of the Escrow Documents.

5.     Escrow Agent may, in its sole discretion, resign by giving thirty (30) days written notice thereof to the parties hereto. Following receipt of Escrow Agent’s notice of resignation, the parties shall furnish to the Escrow Agent written instructions for the deposit of the Escrow Documents. If the Escrow Agent shall not have received such written instructions within the thirty (30) days, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successive Escrow Agent and upon such appointment deliver the Escrow Documents to such successor.

6.     The Escrow Agent operates under the laws of Arizona and its charges for acting as Escrow Agent hereunder shall be Zero And No/100 Dollars ($0.00). In the event that the Escrow Agent determines that it must employ counsel regarding a dispute over the Escrow Documents, it may recover reasonable attorney’s fees from the parties.

7.     In the event litigation is required to enforce the terms of the Agreement, the parties hereby agree that the prevailing party shall be entitled to recover attorneys’ fees and costs.

8.     All notices, requests and consents and other communications required or permitted under this Escrow Agreement shall be in writing and shall be deemed to have been duly and properly given on the date of service if delivered personally, or, if mailed, on the date of receipt such notice, addressed to the parties as follows:

To Buyer:	Electric Last Mile, Inc. Attn: General Counsel 1055 W Square Lake Rd Troy, MI 48098 Email: bwu@electriclastmile.com
with a copy to:	Faegre Drinker Biddle & Reath LLP Attn: Mark E. Wright 600 E. 96th Street, Suite 600 Indianapolis, Indiana 46240 Phone: 317-569-4659 Email: mark.wright@faegredrinker.com
To Seller:	SF MOTORS, INC. dba SERES Attn: Legal Department 3303 Scott Blvd., Santa Clara, CA 95054 Email: legal@driveseres.com
with a copy to:	King & Wood Mallesons LLP 535 Middlefield Road, Suite 245 Menlo Park, California 94025 Attention: Yuji Sun, Esq. Email: yuji.sun@us.kwm.com

9.     This Escrow Agreement shall be construed, enforced and administered in accordance with the laws of the State of Indiana. This Escrow Agreement shall be binding upon and inure to the benefit of each party’s successors, assigns, executors, and administrators.

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IN WITNESS WHEREOF, the parties hereto have entered into Agreement as of the above first mentioned date.

SELLER:

SF MOTORS, INC.,

doing business as SERES,

a Delaware corporation

By:
Name:
Title:

BUYER:

ELECTRIC LAST MILE, INC.,

a Delaware corporation

By:
Name:
Title:

ESCROW AGENT:

FIDELITY NATIONAL TITLE
INSURANCE COMPANY

By:
Name:
Title:

Ex-C-1-3

SCHEDULE 1

1.     Special Warranty Deed dated _____________________, 2021 [the possession date] by SF Motors, Inc. dba Seres, Grantor, and Electric Last Mile, Inc., as Grantee.

2.     Assignment of Ground Lease dated _______________________, 2021 [the possession date] by and between SF Motors, Inc. dba Seres and St. Joseph County, Indiana, Department of Redevelopment acting by and through the St. Joseph County Redevelopment Commission.

3.     Release and Termination of Memorandum of Land Contract dated _______________________, 2021 [the possession date] by and between SF Motors, Inc. dba Seres and Electric Last Mile, Inc.

Ex-C-1-4

Exhibit C-2

SPECIAL WARRANTY DEED

THIS INDENTURE WITNESSETH, that SF Motors, Inc., a Delaware corporation DBA SERES (“Grantor”), CONVEYS to Electric Last Mile, Inc., a Delaware corporation (“Grantee”), for the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which hereby are acknowledged, that certain real property located in St. Joseph County, Indiana, and more particularly described on Exhibit A, attached hereto and incorporated herein by reference, together with all improvements thereon and appurtenances thereto (collectively, the “Real Estate”).

SUBJECT TO the lien of real estate taxes due and payable after the date hereof, and thereafter, to all general and special assessments and other governmental, municipal and charges and impositions not delinquent, and to the following:

1.      All easements, agreements, covenants, restrictions and encumbrances of record;

2.      All rights of public, the State of Indiana or any political subdivision of the State of Indiana in and to that part of the Real Estate which has been taken or used for highways, streets, rights-of-ways or related purposes;

3.      All applicable zoning, building and land use, and other governmental restrictions, laws, ordinances, rules and regulations;

4.      All matters that would be disclosed by an ALTA Minimum Standard Survey of the Real Estate; and

5.      Parties in possession and any title matter burdening the Real Estate as a result of the acts or omissions of Grantee, including the rights under that certain Land Contract between Grantor and Grantee dated ___________________, 2021, as evidenced by that certain Memorandum of Land Contract recorded as Instrument No. ______________.

TO HAVE AND TO HOLD the Real Estate to Grantee and Grantee’s successors and assigns forever. Grantor covenants and warrants that the Real Estate is free of any encumbrance made or suffered by Grantor except those matters of record referenced above, and that Grantor and its successors shall warrant and defend title to the Real Estate to Grantee and Grantee’s successors and assigns forever, against the lawful claims and demands of all persons claiming by, through, or under Grantor, but against none other. It is the purpose of this special warranty deed to transfer fee simple title to the Real Estate to Grantee.

The undersigned person executing this Special Warranty Deed on behalf of Grantor has been duly authorized and fully empowered by all necessary actions of Grantor and has full power and authority to execute and deliver this document on behalf of Grantor.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed this _____ day of _______________, 2021.

GRANTOR:
SF MOTORS, INC., a Delaware corporation, doing business as SERES
By:
Printed:
Title:
STATE OF __________________________________	)
) SS:
COUNTY OF ________________________________	)

Before me, a Notary Public in and for the above County and State, personally appeared __________________ the ____________________ of SF Motors, Inc., a Delaware corporation DBA SERES, who acknowledged the execution of the foregoing, and who, having been duly sworn, stated that any representations contained therein are true.

WITNESS my hand and Notarial Seal this _______ day of ______________, 2021.

[SEAL]

Notary Public
Printed:

I am a resident of _______________ County, _____________.

My commission expires: _____________________.

Grantee’s post office address for purposes of delivering tax statements is:

______________________________________________________________________________.

I affirm, under penalties for perjury, that I have taken reasonable care to redact each social security number in this document, unless required by law: Mark E. Wright

This instrument was prepared by, and after recording return to, Mark E. Wright, Faegre Drinker Biddle & Reath LLP, 600 E. 96th Street, Suite 600, Indianapolis, Indiana, 46240

Ex-C-2-2

Exhibit C-3

MEMORANDUM OF LAND CONTRACT

This Memorandum of Land Sale Contract (the “Memorandum”), effective as of the ______ day of _______________, 2021, by and between SF Motors, Inc., a Delaware corporation DBA SERES (“Vendor”) and Electric Last Mile, Inc., a Delaware corporation (“Purchaser”) WITNESSES THAT:

Recitals:

A.     Vendor and Purchaser entered into a Land Sale Contract dated on or about even date herewith (the “Contract”), whereby Vendor is selling to Purchaser certain real property located at 12900 McKinley Highway, Mishawaka, St. Joseph County, Indiana, as more particularly described on Exhibit A attached hereto, together with all improvements located thereon and appurtenances thereto.

B.     This Memorandum is being executed and recorded to evidence the Contract and shall not be construed to limit, amend or modify the provisions of the Contract in any respect.

Memorandum:

1. Legal Description.  The specific legal description of the Land is as described in Recital A above.

2. Term.  The term of the Contract expires on _____________, 2023 (the “Termination Date”) or earlier on the recording of a deed for the Land from Vendor to Purchaser.

3. Contract Provisions.  Provisions regarding the sale of the Land are set forth at length in the Contract and all of said provisions, terms, covenants and conditions are, by reference thereto, hereby incorporated in and made a part of this Memorandum. Capitalized terms used and not defined herein have the same meaning as provided in the Contract.

4. Binding Effect.  This instrument shall also bind and benefit, as the case may require, the heirs, legal representatives, assigns and successors of the respective parties, and all covenants, conditions and agreements herein contained shall be construed as covenants running with the land.

5. No Amendment.  This Memorandum is made and executed by the parties hereto for the purpose of recording the same in the office of the public records of St. Joseph County, Indiana, and is subject in each and every respect, to the terms, covenants and conditions of the Contract, bearing even date herein, between the parties hereto and this Memorandum is executed and delivered with the understanding and agreement that the same shall not in any manner or form whatsoever, alter, modify or vary the terms, covenants and conditions of the Contract.

6. Counterparts.  This Memorandum may be executed with counterpart signature pages and in duplicate originals, each of which shall be deemed an original, and all of which shall collectively constitute a single instrument.

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IN WITNESS WHEREOF, the parties have executed or caused the execution of this Memorandum as of the day and year first above written.

VENDOR:
SF MOTORS, INC.,
a Delaware corporation,
doing business as SERES
By:
Printed:
Title:
STATE OF	)
) SS:
COUNTY OF	)

Before me, a Notary Public in and for the above County and State, personally appeared __________________________ the ____________________ of SF Motors, Inc., a Delaware corporation DBA SERES, who acknowledged the execution of the foregoing, and who, having been duly sworn, stated that any representations contained therein are true.

WITNESS my hand and Notarial Seal this _______ day of ______________, 2021.

[SEAL]

Notary Public
Printed:

I am a resident of _______________ County, _____________.

My commission expires: _____________________.

Ex-C-3-2

PURCHASER:
ELECTRIC LAST MILE, INC.,
a Delaware corporation,
By:
Printed:
Title:
STATE OF	)
) SS:
COUNTY OF	)

Before me, a Notary Public in and for the above County and State, personally appeared _________________________ the ____________________ of Electric Last Mile, Inc., a Delaware corporation, who signed and acknowledged the foregoing and who having been duly sworn, stated that any representations contained therein are true.

WITNESS my hand and Notarial Seal this _______ day of _____________, 2021.

[SEAL]

Notary Public
Printed:

I am a resident of _______________ County, _____________.

My commission expires: _____________________.

I affirm, under penalties for perjury, that I have taken reasonable care to redact each social security number in this document, unless required by law: Mark E. Wright

This instrument was prepared by, and after recording return to, Mark E. Wright, Faegre Drinker Biddle & Reath LLP, 600 E. 96th Street, Suite 600, Indianapolis, Indiana, 46240

Ex-C-3-3

Exhibit D

BILL OF SALE

Bill of Sale

This Bill of Sale (the “Bill of Sale”) is made and entered into this ___ day of _______, 2021, by and between SF Motors, Inc. dba SERES (“Assignor”), and Electric Last Mile, Inc. (“Assignee”).

In consideration of the sum of Ten Dollars ($10) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, convey and deliver to Assignee, its successors and assigns, all items of Tangible Personal Property (as defined in the Agreement referred to below), if any, owned by Assignor and situated upon and used exclusively in connection with the Real Property (as defined in the Agreement) and more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, including, without limitation, the Tangible Personal Property identified in Exhibit B, if any, attached hereto and made a part hereof for all purposes (the “Personal Property”).

Assignee acknowledges and agrees that, except as expressly provided in, and subject to the limitations contained in, that certain Agreement of Purchase and Sale dated _______________, 2021, by and between SF Motors, Inc. dba SERES, and Electric Last Mile, Inc. (the “Agreement”), Assignor has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or conditions of the Personal Property, (b) the income to be derived from the Personal Property, (c) the suitability of the Personal Property for any and all activities and uses which Assignee may conduct thereon, (d) the compliance of or by the Personal Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the quality, habitability, merchantability or fitness for a particular purpose of any of the Personal Property, or (f) any other matter with respect to the Personal Property.

Ex-D-1

IN WITNESS WHEREOF, Assignor and Assignee have caused this Bill of Sale to be executed on the date and year first above written.

ASSIGNOR:
SF MOTORS, INC.
By:
Name:
Its:
ASSIGNOR:
ELECTRIC LAST MILE, INC.
By:
Name:
Its:

Ex-D-2

Exhibit E

ASSIGNMENT OF INTANGIBLES

Assignment Service Contracts,
Warranties and Other Intangible Property

This Assignment of Service Contracts, Warranties and Other Intangible Property (this “Assignment”) is made and entered into this ___ day of ________, 2021 by and between SF Motors, Inc. dba SERES (“Assignor”), and Electric Last Mile, Inc. (“Assignee”).

For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor’s right, title, and interest in and to the following (collectively, the “Assigned Items”): (i) those certain service contracts (the “Service Contracts”) listed on Exhibit A, if any, attached hereto and made a part hereof for all purposes, and (ii) those warranties held by Assignor against third parties exclusively benefiting any Tangible Personal Property (as defined in the Agreement) (the “Warranties”), if any, and (iii) to the extent transferrable, all zoning, use, occupancy and operating permits, and other permits, licenses, approvals and certificates, maps, plans, specifications, and all other Intangible Personal Property (as defined in the Agreement) owned by Assignor and used exclusively in the use or operation of the Real Property and Personal Property (each as defined in the Agreement)(collectively, the “Other Intangible Property”).

ASSIGNEE ACKNOWLEDGES AND AGREES, BY ITS ACCEPTANCE HEREOF, THAT, EXCEPT AS EXPRESSLY PROVIDED IN, AND SUBJECT TO THE LIMITATIONS CONTAINED IN, THAT CERTAIN AGREEMENT OF PURCHASE AND SALE, DATED AS OF _________________, 2021, BY AND BETWEEN ASSIGNOR AND ASSIGNEE (THE “AGREEMENT”), THE ASSIGNED ITEMS ARE CONVEYED “AS IS, WHERE IS” AND IN THEIR PRESENT CONDITION WITH ALL FAULTS, AND THAT ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE NATURE, QUALITY OR CONDITION OF THE ASSIGNED ITEMS, THE INCOME TO BE DERIVED THEREFROM, OR THE ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSIGNED ITEMS.

Except as otherwise expressly provided in the Agreement, by accepting this Assignment and by its execution hereof, Assignee assumes the payment and performance of, and agrees to pay, perform and discharge, all the debts, duties and obligations to be paid, performed or discharged from and after the Possession Date (as defined in the Agreement) by (a) the owner under the Service Contracts, the Warranties and/or the Other Intangible Property. Assignee agrees to indemnify, hold harmless and defend Assignor from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) resulting by reason of the failure of Assignee to pay, perform or discharge any of the debts, duties or obligations assumed or agreed to be assumed by Assignee hereunder arising out of or relating to, directly or indirectly, in whole or in part, the Assigned Items, from and after the Possession Date. Except as otherwise expressly provided in the Agreement (which provisions are not modified in any way by the following indemnity), Assignor agrees to protect, indemnify, defend and hold Assignee harmless from and against all claims, losses, damages, costs, expenses, obligations and liabilities (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) (collectively, “Claims”) arising out of or relating to, directly or indirectly, in whole or in part, the Service Contracts prior to the Possession Date.

All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Ex-E-1

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the day and year first above written.

ASSIGNOR:
SF MOTORS, INC.
By:
Name:
Its:
ASSIGNOR:
ELECTRIC LAST MILE, INC.
By:
Name:
Its:

Ex-E-2

Exhibit F

Intentionally Omitted

Ex-F-1

Exhibit G

PROMISSORY NOTE

[$43,620,689.66]	Effective Date: _________, 2021 Maturity Date: _________, 2023[1]

FOR VALUE RECEIVED, ELECTRIC LAST MILE, INC., a Delaware corporation (hereinafter referred to as “Borrower”), hereby promises to pay to the order of SF MOTORS, INC., DBA SERES, a Delaware corporation (hereinafter referred to as “Lender”), in lawful money of the United States of America, at the Lender’s principal office or at such other place or to such other party as the Lender may from time to time designate by written notice, the principal sum of FORTY-THREE MILLION SIX HUNDRED TWENTY THOUSAND SIX HUNDRED EIGHTY-NINE and 66/100 Dollars ($43,620,689.66) and to pay interest as hereinafter provided as follows:

(a)     From the Effective Date through and including the Maturity Date Borrower shall pay interest on the principal balance of this Note at a fixed per annum rate of interest equal to eleven (11) basis points (0.11%) (“Interest Rate”). All interest under this Note shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

(b)    Borrower shall repay the principal of and interest on this Note as follows: (i) ONE MILLION EIGHT HUNDRED NINETY-SIX THOUSAND FIVE HUNDRED FIFTY-ONE AND 72/100 DOLLARS ($1,896,551.72) on ____, 2021 [the last day of the calendar month in which this Note is issued]; (ii) ELEVEN MILLION EIGHT HUNDRED NINETY-SIX THOUSAND FIVE HUNDRED FIFTY-ONE DOLLARS AND 72/100 DOLLARS ($11,896,551.72) on ____, 2021 [the last day of the month following the calendar month in which this Note is issued]; and (iii) the balance of the principal and interest on this Note in twenty-one (21) equal monthly installments of ONE MILLION FOUR HUNDRED AND TWENTY THOUSAND THREE HUNDRED SIXTY-ONE AND 25/100 Dollars ($1,420,361.25) commencing __________, 2021 and on the last Day of each monthly period thereafter through and including the month in which the Maturity Date occurs. On the Maturity Date, whether by acceleration, demand or otherwise, the unpaid balance of principal of this Note, together with all accrued but unpaid interest, and all other charges (including, without limitation, late charges, costs and expenses of collection and reasonable attorneys’ fees) shall be due and payable in full.

(c)     Upon the occurrence and during the continuance of an Event of Default beyond all applicable notice and cure periods, and after maturity, including maturity by acceleration, Lender, at its option, may do one or both of the following: (i) increase the interest rate under this Note to the rate that is twelve percent (12.0%) per annum, and (ii) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The Interest Rate of this Note will not exceed the maximum rate permitted by applicable law under any circumstances.

(d)    If Borrower fails to pay any amount due hereunder, or any fee in connection herewith, in full within ten (10) days after its due date, Borrower, in each case, shall incur and shall pay a late charge equal to Five Percent (5%) of the unpaid amount and an additional late charge for purposes of defraying the expense incidental to handling on the first day of each successive calendar month equal to Five Percent (5%) of the unpaid amount until such amount has been paid in full. After acceleration of repayment of this Note by the Lender, the payment of a late charge will not cure or constitute a waiver of any Event of Default under this Note.

All amounts payable by Borrower to the Lender under this Note shall be without relief from valuation and appraisement laws and with attorneys’ fees and costs of collection. If any payment of principal of or interest on this Note falls due on a day which is not a Banking Day, the due date shall be extended to the next succeeding Banking Day and interest shall be payable at the applicable rate for the period of such extension.

This Note may be prepaid, in whole or in part, at any time without prepayment premium or penalty.

____________

1        23 months from effective date

Ex-G-1

For purposes of this Note, “Banking Day” means a day which is not (a) a Saturday, Sunday or legal holiday on which banking institutions in the State of Indiana or the city in which the office of the Lender is located is authorized to remain closed, or (b) a day on which the New York Stock Exchange is closed.

All amounts which shall be paid with respect to this Note shall be applied first to the payment of interest due on the balance of the principal sum or so much thereof as shall from time to time remain unpaid, second to any costs of collection and expenses reimbursable by the Borrower to the Lender, third to the principal amount of this Note which may then be currently due and payable, and last to any late charges then due and payable under this Note.

This Note evidences indebtedness incurred under (i) that certain Agreement of Purchase and Sale dated ___, 2021, between Borrower and Lender (the “Purchase Agreement”), the terms of which are incorporated into this Note by reference and to which reference is made for definitions of capitalized terms used but not otherwise defined herein, for the terms and conditions upon which payment of this Note may be accelerated and all amounts outstanding hereunder declared immediately due and payable for the maturity of this Note and for the security provided for the payment of this Note. In the event of any discrepancy between this Note and the Purchase Agreement, this Note shall control any discrepancy. This Note is secured by the Letter of Credit.

Upon the occurrence of any of the following events (each, an “Event of Default”), Lender may, at its option, without any demand or notice whatsoever, declare this Note and all indebtedness and obligations of Borrower owing to Lender to be fully due and payable in their aggregate amount, together with accrued interest and all fees, and charges applicable thereto:

(a)     Any failure to make any payment of principal or accrued interest on this Note or under the Purchase Agreement within ten (10) days following receipt of written notice from Lender to Borrower.

(b)    Intentionally Deleted.

(c)     Borrower shall fail to observe or perform any other material term or condition of this Note or any other term or condition set forth in the Purchase Agreement or Borrower shall otherwise default in the observance or performance of any covenant.

(d)    The dissolution or merger of Borrower.

(e)     The creation of any lien (except a lien in favor of Lender) on, the institution of any garnishment proceedings by attachment, levy or otherwise against, the entry of a judgment against, or the seizure of, any of the property of Borrower or any endorser or guarantor hereof.

(f)     Intentionally Deleted.

(g)    Any judgment, order or decree for the payment of money is rendered against Borrower and remains undischarged for 10 days during which time execution is not effectively stayed.

(h)    Intentionally Deleted.

(i)     A commencement by the Borrower of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the entry of a decree or order for relief in respect of the Borrower in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Borrower, or for any substantial part of the property of Borrower, or ordering the wind-up or liquidation of the affairs of Borrower; or the filing and pendency for 30 days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law; or the making by Borrower of any general assignment for the benefit of creditors; or the taking of action by the Borrower in furtherance of any of the foregoing.

(j)     Intentionally Deleted.

(k)    The commencement of any foreclosure proceedings (except by Lender), proceedings in aid of execution, attachment actions, levies against, or the filing by any taxing authority of a lien against any of the collateral or any property securing the repayment of any of the indebtedness due and owing under this Note.

(l)     Intentionally Deleted.

Ex-G-2

Upon the occurrence of a default, breach, or an Event of Default under this Note and/or any documents executed in connection therewith that secure this Note or any other documents or agreements executed by Borrower in connection with the indebtedness evidenced by this Note, all of the indebtedness evidenced by this Note and remaining unpaid balances of interest and expenses shall, at the option of the Lender and without demand or notice, become immediately due and payable and Lender shall be permitted to exercise any rights or remedies set forth in this Note. This Note may also be declared due at the option of the Lender prior to its expressed maturity at the time, upon the terms and in the manner provided in this Note. Failure to exercise any such option shall not constitute a waiver of the right to exercise any such option if the Borrower is in default hereunder. Time is of the essence of this Note and all other obligations of the Borrower to the Lender or any of its affiliates.

Borrower waives demand, presentment for payment, notice of dishonor, protest and notice of protest, and expressly agrees that this Note and any payment coming due under it may be extended from time to time without in any way affecting their liability hereunder. This Note shall be binding upon the Borrower’s heirs, personal representatives, successors, and assigns. Lender may renew this Note or reduce the payments thereon and any such renewal or reduction shall not release Borrower from liability.

The rights or remedies of the Lender as provided in this Note shall be cumulative and concurrent, and may be pursued singly, successively, or together.

Notwithstanding anything herein to the contrary, no provision contained herein which purports to obligate Borrower to pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, shall be effective to the extent that it requires the payment of any interest or other sums in excess of such maximum. In the event Borrower shall at any time following the date hereof pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, such overpayments shall be deemed to be loans from Borrower to the Lender, which loans shall be due and payable by the Lender upon demand by Borrower together with interest from the date or dates of such overpayments calculated at the same rate as Borrower is required to pay under this Note, and the repayment of such loans by the Lender shall be the sole remedy at law or in equity of Borrower for such overpayments.

The person executing this Note for and on behalf of Borrower hereby certifies that he is duly empowered by the Borrower and has been duly authorized by all necessary action on the part of Borrower to execute and deliver this Note for and on behalf of the Borrower.

This Note may be assigned or transferred, in whole or in part, by Lender to any person at any time without notice to or the consent of Borrower. Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of Lender. This Note shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

THIS NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF INDIANA APPLICABLE TO CONTRACTS MADE BY AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district of St. Joseph County, Indiana; provided that nothing contained in this Note will prevent Lender from bringing any action, enforcing any award or judgment or exercising any rights against Borrower, against any security or against any property of Borrower within any other county, state or other foreign or domestic jurisdiction. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both Lender and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note or in the Purchase Agreement.

BORROWER AND LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE, THE PURCHASE AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature page follows]

Ex-G-3

SIGNATURE PAGE — PROMISSORY NOTE

IN WITNESS WHEREOF, Borrower has executed this Note effective as of the day and year first above written.

“BORROWER”
ELECTRIC LAST MILE, INC.,
a Delaware corporation,
By:
Name:
Title:

Ex-G-4

Exhibit H

SUBLEASE

     This SUBLEASE (“Sublease”) is made and entered into as of the ____ day of _______________________, 2021 (“Effective Date”) by and between SF MOTORS, INC. d/b/a SERES, a Delaware corporation (“Sublandlord “), and ELECTRIC LAST MILE INC., a Delaware corporation (“Subtenant “).

1.     Basic Sublease Provisions.

(a)	Prime Landlord	St. Joseph County, Indiana, Department of Redevelopment, acting by and through the St. Joseph County Redevelopment Commission.
(b)	Prime Lease

Ground Lease dated as of December 18, 2001, entered into by and between AM General (“AMG”) and Prime Landlord (the “Ground Lease”); and the Assignment of Ground Lease dated as of November 2, 2017, pursuant to which AMG assigned all of its rights, title and interest in the Ground Lease to Sublandlord.

(c)	Sublease Term	The term of this Sublease shall begin on the Effective Date and shall continue until ______________________, 2023, unless sooner terminated as provided in this Sublease.
(d)	Base Rent	$71,797.00 per year.
(e)	Payee of Rent	Sublandlord, at Sublandlord’s Address set forth below.
(f)	Premises	The real property described on attached Exhibit A together with all existing improvements located thereon.
(g)	Subtenant’s Use	Subtenant may use the Premises only for the “Permitted Uses” specified in Section 5.01 of the Prime Lease.
(h)	Broker	N/A
(i)	Security Deposit	N/A

2.     Prime Lease.    Sublandlord, as tenant, and Prime Landlord, as landlord, are parties to the Prime Lease identified in Section 1.    Sublandlord represents and warrants to Subtenant that the Prime Lease is currently in full force and effect and that neither party thereto is in default of the terms thereof.

3.     Sublease.    Sublandlord hereby subleases to Subtenant, and Subtenant accepts from Sublandlord, the Premises identified in Section 1.

4.     Term.    The term of this Sublease shall be as provided in Section 1(c) above.

5.     Possession.    Sublandlord agrees to deliver possession of the Premises to Subtenant on the Effective Date of this Sublease. Subtenant agrees to accept the Premises “AS IS” and “WITH ALL FAULTS”. Sublandlord makes no representations or warranties whatsoever with respect to the Premises and hereby affirmatively disclaims any and all warranties relating to the Premises, including, without limitation, any warranties as to the physical condition of the Premises, its suitability for Subtenant’s intended use, zoning, or fitness for a particular purpose.

6.     Subtenant’s Use.    The Premises shall be used and occupied only for the Subtenant’s Use set forth in Section 1 and for no other purpose without the prior written consent of Sublandlord, which consent may be withheld in Sublandlord’s sole discretion. Subtenant will not use the Premises for any purpose or in any manner in violation of the Prime Lease, any law, municipal ordinance, or regulation, or any certificate of occupancy covering or affecting the use of the Premises.

7.     Rent.    Beginning on the Commencement Date, Subtenant agrees to pay base rent of $71,797.00 per year to the Sublandlord at the Sublandlord’s address specified below, in advance and without prior demand and without any deduction whatsoever. Base rent shall be paid as follows: (i) an amount equal to $71,797.00 multiplied by a fraction, the numerator of which is the number of days from and including the Effective Date through and including July 31, 2021, and the denominator of which is 365 shall be paid on the Commencement Date; and (ii) an amount equal to $71,797.00 shall be due on or before August 1, 2021, with like payments of $71,797.00 due on each anniversary thereafter. If any payment of Rent (defined below) is not paid when due, Subtenant shall pay, relative to the delinquent payment, a late fee of five percent (5%). In addition, Subtenant shall also pay interest on any delinquent payment at a per annum rate equal to twelve percent (12%) per annum. Subtenant’s obligation to pay Rent shall be independent of

Ex-H-1

every other covenant in this Sublease. Annual base rent and any other charges or costs required to be paid by Subtenant to Sublandlord under this Sublease shall be collectively referred to herein as “Rent”. Rent for any partial calendar year shall be prorated.

8.     Subtenant’s Obligations.    Subtenant shall also be responsible for, and/or shall reimburse Sublandlord for Sublandlord’s obligations under the Prime Lease, as follows:

(a)     All utility costs including, without limitation, gas, electric, phone, water, sewer, garbage and other charges incurred in connection with the Premises. Subtenant shall hold Sublandlord harmless from costs or expenses Sublandlord may incur from Subtenant’s failure to pay utility bills or to perform any of its obligations with respect to the purchase of utilities.

(b)    All janitorial expenses.

(c)     All trash removal services, landscape maintenance services, and snow and ice removal services.

(d)    All maintenance and repairs to the Premises.

(e)     All Taxes (as defined in the Prime Lease) due under Article VII of the Prime Lease.

9.     Subtenant’s Insurance.    Subtenant shall procure and maintain, at its cost, such insurance policies as are required to be carried by Sublandlord under the Prime Lease, naming Sublandlord, as well as Prime Landlord, in the manner required by the Prime Lease. Subtenant shall furnish to Sublandlord certificates of Subtenant’s insurance required hereunder prior to Subtenant’s taking possession of the Premises. Each party hereby waives claims against the other for property damage provided such waiver shall not invalidate the waiving party’s property insurance; each party shall obtain from its insurance carrier a waiver of its right of subrogation. Subtenant hereby waives claims against Prime Landlord and Sublandlord for property damage to the Premises or its contents if and to the extent that Sublandlord waives such claims against Prime Landlord under the Prime Lease. Subtenant agrees to obtain, for the benefit of Prime Landlord and Sublandlord, such waivers of subrogation rights from its insurer as are required of Sublandlord under the Prime Lease.

10.   Assignment or Subletting.    Subtenant shall not (i) assign, convey, or mortgage this Sublease or any interest in it; (ii) allow any transfer of this Sublease or any lien upon Subtenant’s interest by operation of law; (iii) further sublet all or any part of the Premises; or (iv) permit the occupancy of all or any part of the Premises by anyone other than Subtenant. A change in control of the voting stock of Subtenant or a merger of Subtenant or any other corporate combination shall be considered to be an assignment for which Sublandlord’s consent shall be required. Sublandlord’s consent to an assignment of this Sublease or a further sublease of the Premises may be withheld in Sublandlord’s sole discretion. Sublandlord shall be permitted to assign all of its interests as tenant under the Prime Lease to Subtenant without consent upon written notice to Prime Landlord.

11.   Alterations.  Subtenant shall not make any alterations in or additions to the Premises, except with Sublandlord’s prior written consent, which may be withheld in Sublandlord’s sole discretion, and except as expressly allowed under the Prime Lease.

12.   Surrender.    Upon the expiration or earlier termination of this Sublease, or of the Subtenant’s right to possession of the Premises, Subtenant will surrender the Premises, together with all improvements thereon, to Sublandlord in the condition and repair as required by the Prime Lease.

13.   Removal of Tenant’s Property.    Upon the expiration of this Sublease, Subtenant shall remove Subtenant’s personal property from the Premises; provided, however, that Subtenant shall repair any injury or damage to the Premises which may result from such removal and shall restore the Premises to the same condition as prior to such removal.

14.   Holding Over.    Subtenant shall have no right to occupy the Premises or any portion thereof after the expiration of this Sublease or after termination of this Sublease or of Subtenant’s right to possession in consequence of an Event of Default. In the event Subtenant or any party claiming by, through, or under Subtenant holds over, such tenancy shall be on a month-to-month basis and Sublandlord may exercise any and all remedies available to it at law

Ex-H-2

or in equity to recover possession of the Premises, and to recover damages, including without limitation, damages payable by Sublandlord to Prime Landlord by reason of such holdover. For each month of such holdover period, Subtenant shall pay, as minimum damages, and not as a penalty, monthly rental in an amount equal to $11,966.17 per month.

15.   Encumbering Title.    Subtenant shall not do any act which shall in any way encumber the title of Prime Landlord in and to the Premises, nor shall the interest or estate of Prime Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law, by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Premises, the Building, or the Land arising from any act or omission of Subtenant shall accrue only against the subleasehold estate of Subtenant and shall be subject and subordinate to the paramount title and rights of Prime Landlord in and to the Premises, the Building, and the Land and the interest of Sublandlord in the premises leased pursuant to the Prime Lease. Without limiting the generality of the foregoing, Subtenant shall not permit the Premises, the Building, or the Land to become subject to any mechanics’, laborers’, or materialmen’s lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of Subtenant.

16.   Indemnity.    Subtenant agrees to indemnify Sublandlord and hold Sublandlord harmless from all losses, damages, liabilities, and expenses which Sublandlord may incur, or for which Sublandlord may be liable to Prime Landlord, arising from the acts or omissions of Subtenant, including without limitation, any breach of this Sublease.

17.   Sublandlord’s Reserved Rights.    Sublandlord reserves the right, on no less than one (1) business day’s prior written notice, to inspect the Premises or, in the last six (6) months of the Sublease Term, to exhibit the Premises to persons having a legitimate interest at any time during the Term. Any such access shall be undertaken in a manner designed to least interfere with Subtenant’s operations and Sublandlord shall indemnify Subtenant for any and all liabilities arising out of or related to Sublandlord’s access to the Premises.

18.   Defaults.    Any one or more of the following events shall be considered “Events of Default”:

(a)     Subtenant shall default in any payment of Base Rent when due and such default shall continue for two (2) business days after written notice to Subtenant;

(b)    Subtenant shall default in any of the other covenants and agreements contained in this Sublease to be kept, observed, and performed by Subtenant, and such default shall continue for thirty (30) days after written notice to Subtenant; provided that if such default cannot be cured within the thirty (30) day period, then Subtenant shall not be in default hereunder so long as Subtenant commences such cure within the thirty (30) day period and proceeds diligently until such remedy is complete;

(c)     Subtenant shall be adjudged a bankrupt or make any assignment for the benefit of creditors.

(d)    Subtenant shall, by its conduct, cause a default under the Prime Lease and such default shall not be cured within the time, if any, permitted for such cure under the Prime Lease; or

(e)     Subtenant shall be in default of that certain Land Contract of even date herewith pursuant to which Subtenant, as buyer, is purchasing a parcel of real property adjacent to the Premises (the “Adjacent Property”) from Sublandlord, as seller (the “Land Contract”),.

Upon the occurrence of any one or more Events of Default, Sublandlord may exercise any remedy against Subtenant which Prime Landlord may exercise for default by Sublandlord under the Prime Lease.

19.   Sublandlord Default.    Sublandlord shall indemnify, hold harmless and defend Subtenant from and against any claim, action, damage or other liability arising out of or related to Sublandlord’s default under the Prime Lease or breach of its obligations hereunder. If Sublandlord breaches its obligations under the Prime Lease causing the Prime Lease to terminate, Subtenant may terminate this Sublease, or, upon written notice to Prime Landlord, Prime Landlord shall, from the date of such notice, recognize Subtenant as Tenant under the Prime Lease (provided that Subtenant shall not be responsible for any Sublandlord default or breach under the Prime Lease).

Ex-H-3

20.   Notices.    Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) via email if sent to the appropriate email address designated below or (d) by a commercial overnight courier that guarantees next business day delivery and provides a receipt, and such notices shall be addressed as follows:

To Subtenant:	Electric Last Mile, Inc. 1055 W Square Lake Rd Troy, MI 48098 Attention: General Counsel Email: bwu@electriclastmile.com
with a copy to:	Mark E. Wright Faegre Drinker Biddle & Reath LLP 600 E. 96th Street, Suite 600 Indianapolis, Indiana 46240 Phone: 317-569-4659 Email: mark.wright@faegredrinker.com
To Sublandlord:	SF MOTORS, INC. dba SERES 3303 Scott Blvd., Santa Clara, CA 95054 Attention: Legal Department Email: Legal@driveseres.com
with a copy to:	King & Wood Mallesons LLP 535 Middlefield Road, Suite 245 Menlo Park, California 94025 Attention: Yuji Sun, Esq. Email: yuji.sum@us.kwm.com or to such other address as either party may from time to time specify in writing to the other party. Any such notice shall be deemed to have been given (i) upon delivery, if personally delivered, one (1) Business Day after sending if sent by any nationally recognized form of airborne/overnight delivery service, or (ii) the date of sending if sent by email.  Either party may change the address at which it desires to receive notice upon giving written notice of such request to the other party.  Subtenant and Sublandlord, and their respective counsel, hereby agree that notices may be given hereunder by the parties’ respective counsel, and that if any communication is given hereunder by Subtenant’s or Sublandlord’s counsel, such counsel may send such communication directly to all principals so long as such other counsel is copied, as required to comply with the foregoing provisions.

21.   Provisions Regarding Sublease.    This Sublease and all the rights of the parties under this Sublease are subject and subordinate to the Prime Lease. In furtherance of the foregoing, the parties hereby confirm, each to the other, that it is not practical in this Sublease to enumerate all of the rights and obligations of the various parties under the Prime Lease and specifically to allocate those rights and obligations in this Sublease. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Prime Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Sublandlord against a default by Subtenant which might cause a default or event of default by Sublandlord under the Prime Lease:

(a)     Provided Subtenant shall timely pay all Rent when and as due under this Sublease, Sublandlord shall pay, when and as due, all base rent, additional rent and other charges payable by Sublandlord to Prime Landlord under the Prime Lease.

(b)    Except for Sublandlord’s obligations set forth in subparagraph (a) above, Subtenant shall perform all affirmative covenants of Sublandlord due under the Prime Lease and shall also refrain from performing any act which is prohibited by the negative covenants of the Prime Lease.

(c)     Subtenant shall perform all affirmative covenants of the Prime Lease and shall refrain from performing any act which is prohibited by the negative covenants of the Prime Lease.

Ex-H-4

Notwithstanding anything contained herein to the contrary, Article III and Section 4.01 of the Prime Lease are inapplicable to this Sublease.

22.   Security Deposit.    The parties agree to the security deposit terms described in the Purchase and Sale Agreement between them dated as of ______, 2021.

23.   Option to Purchase.    Notwithstanding anything in this Sublease to the contrary, during the term of this Sublease Subtenant shall have no rights arising under or relating to Article XXII of the Prime Lease (“Option to Purchase”) and Sublandlord shall have no obligation to exercise said option. During the term of this Sublease, all rights relating to said option are reserved exclusively to Sublandlord and Sublandlord may elect, in its sole discretion, whether or not to exercise said option. This Paragraph 23 shall automatically terminate and be null and void upon the mutual execution and delivery of the Assignment of Ground Lease contemplated in Paragraph 24 below. All rights relating to said option are reserved exclusively to Sublandlord and Sublandlord may elect, in its sole discretion, whether or not to exercise said option.

24.   Assignment and Assumption of Ground Lease.    If Subtenant, as buyer, fulfills all of its obligations under the Land Contract, then promptly after Subtenant has paid Sublandlord, as seller, all amounts due under the Land Contract in full, the parties shall execute and deliver an assignment and assumption of the Ground Lease in the form of attached Exhibit B (the “Assignment of Ground Lease”). Upon full execution and delivery of the Assignment of Ground Lease, Paragraph 23 shall be null and void and all of Assignor’s rights in the Ground Lease, including, without limitation, the Option to Purchase, shall belong solely to Assignee.

[Signature page follows]

Ex-H-5

The parties have executed this Sublease the day and year first above written.

SUBLANDLORD:	SUBTENANT:
SF MOTORS, INC. d/b/a SERES	ELECTRIC LAST MILE, INC.,
By:	By:
Its:	Its:

Prime Landlord agrees to the form and substance of this Sublease, to the rights afforded to Subtenant herein and the obligations and duties of Prime Landlord as expressed herein and consents to this Sublease pursuant to Article VI of the Prime Lease:

ST. JOSEPH COUNTY, INDIANA DEPARTMENT OF REDEVELOPMENT,
acting by and through the ST. JOSEPH REDEVELOPMENT COMMISSION

By:
Its:

Ex-H-6

Ex-H-7

Containing 25.971 Acres.

This instrument was prepared by Bruce R. Bancroft, Attorney-at-Law, Barnes & Thornburg
600 1st Source Bank Center, 100 North Michigan street, South Bend, Indiana 46601

Ex-H-8

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO: Electric Last Mile Inc. Attention: _____________________ ______________________________ ______________________________	Tax Parcel Key No(s).: 71-10-07-101-002.000-031

SPACE ABOVE THIS LINE

RESERVED FOR RECORDER’S USE

ASSIGNMENT OF GROUND LEASE

THIS ASSIGNMENT OF GROUND LEASE (this “Assignment”) is made as of ______________, 2021 (the “Execution Date of the Assignment”), by and between SF Motors, Inc., a Delaware corporation (“Assignor”), and Electric Last Mile Inc., a Delaware corporation (“Assignee”).

W I T N E S S E T H:

WHEREAS, AM General Corporation (“AMG”) and the St. Joseph County, Indiana, Department of Redevelopment, acting by and through the St. Joseph Redevelopment Commission, entered into that certain Ground Lease with an effective date as of December 18, 2001, a memorandum of which is recorded with the Office of the Recorder of St. Joseph County, Indiana, as Instrument No. 0201109 pertaining to premises more particularly described in Exhibit A hereto (the “Ground Lease”);

WHEREAS, AMG assigned all of its right, title and interest in, to and under the Ground Lease to Assignor pursuant to that Assignment of Ground Lease dated as of October 31, 2017, recorded as Instrument No. 1730176;

WHEREAS, Pursuant to the terms and conditions of that certain Sublease between the Assignor (as Sublandlord) and Assignee (as Subtenant) dated as of the Execution Date of this Assignment (the “Sublease”), if and when Assignee has fulfilled certain obligations as described in Section 24 of the Sublease, Assignor shall assign and Assignee shall assume the tenant’s interest in the Ground Lease;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Assignor and Assignee hereby agree as follows:

Assignment of Ground Lease.    Subject to the terms and conditions of the Sublease, if Assignee has fulfilled obligations described in Section 24 of the Sublease, Assignor hereby assigns, sets over and transfers to Assignee, to have and to hold from and after the date hereof, all of Assignor’s right, title and interest in, to and under the Ground Lease.

Assumption of Ground Lease.    Subject to the terms and conditions of the Sublease, if Assignee has fulfilled obligations described in Section 24 of the Sublease, Assignee hereby accepts the foregoing assignment and assumes and agrees to perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of the Ground Lease on the part of Assignee thereunder from and after the date hereof.

Ex-H-9

Effective Date of this Assignment.    This Assignment shall be executed by both Assignor and Assignee on one original copy constituting the one and only valid and original instrument of this Assignment (the “Original Copy”), which shall be delivered to and held by Chicago Title Insurance Company (the “Escrow Agent”) pursuant to that certain Escrow Agreement entered into among the Escrow Agent, Assignor and Assignee on the Execution Date of the Assignment (the “Escrow Agreement”). This Assignment shall be effective when (but not prior to) the delivery of the Original Copy by the Escrow Agent to Assignee following written direction by both Assignor and Assignee that all conditions and requirements relating to the delivery of the Original Copy have been satisfied, as provided in the Escrow Agreement.

Miscellaneous.    This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties. This Assignment shall be construed under and enforced in accordance with the laws of the State of Indiana. Each of the parties to this Assignment represents and warrants that it has full power and authority to execute this Assignment and to perform its obligations hereunder and that any and all consents and/or approvals necessary and/or required in connection therewith have been obtained.

[Signature Pages follow.]

Ex-H-10

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the day and year first above written.

ASSIGNOR:
SF MOTORS, INC., a Delaware corporation
By:
Name:
Title:
ASSIGNEE:
ELECTRIC LAST MILE INC., a Delaware corporation
By:
Name:
Title:

Ex-H-11

STATE OF _____________________	)
) SS:
COUNTRY OF __________________

Before me the undersigned, a Notary Public in and for said County and State, personally appeared _________________________, the __________________________ of SF MOTORS, INC., who acknowledged the execution of the foregoing Assignment of Ground Lease behalf of said SF MOTORS, INC.

WITNESS, my hand and Notarial Seal this ____ day of _______________, 2021.

(signature)
(SEAL)
________________________ Notary Public (printed name)
Residing in ___________County,_________
My commission expires: ________________

Ex-H-12

STATE OF _____________________	)
) SS:
COUNTRY OF __________________

Before me the undersigned, a Notary Public in and for said County and State, personally appeared _________________________, the_________________________ of ELECTRIC LAST MILE INC., who acknowledged the execution of the foregoing Assignment of Ground Lease on behalf of said ELECTRIC LAST MILE INC..

WITNESS, my hand and Notarial Seal this ____ day of ________________, 2021.

(signature)
(SEAL)
_________________________Notary Public (printed name)
Residing in ___________County,_________
My commission expires: ________________

Assignee’s mailing address is and send tax statements to:

Electric Last Mile Inc.

     This instrument was prepared by Steven J. Morren, Esq., Varnum LLP, 333 Bridge Street, N.W., Ste. 1700, Grand Rapids, MI 49504.

     I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law. Steven J. Morren.

Ex-H-13

Exhibit I

LETTER OF CREDIT

DRAFT

THIS DRAFT LC IS PROVIDED TO YOU AT YOUR REQUEST AND THERE IS NO OBLIGATION ON OUR PART DESPITE OUR ASSISTANCE IN THE PREPARATION OF THIS DRAFT LC. THE DRAFT LC IS NOT TO BE CONSTRUED AS EVIDENCE OF COMMITMENT ON OUR PART TO ISSUE OR ADVISE SUCH LC’S IN THE FUTURE.

Electric_Last_Mile-AMB-3-10-21 20210304IE025323

*********************************************

JPMORGAN CHASE BANK, N.A
GLOBAL TRADE OPERATIONS
10420 HIGHLAND MANOR DRIVE, FLOOR 04
TAMPA, FL 33610-9128
SWIFT: CHASUS33

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _________
DATED: ________

To:
SF MOTORS, INC. D/B/A SERES
3303 SCOTT BLVD
SANTA CLARA, CA 95054

DEAR SIR/MADAM:

WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT IN YOUR FAVOR.

BENEFICIARY:	SF MOTORS, INC. D/B/A SERES
3303 SCOTT BLVD
SANTA CLARA, CA 95054
ACCOUNT PARTY:	ELECTRIC LAST MILE, INC
1055 W SQUARE LAKE ROAD
TROY, MI 48098
DATE OF EXPIRY:	[30-SEP-2023]
PLACE OF EXPIRY:	OUR COUNTERS
AMOUNT:	USD43,620,689.66
APPLICABLE RULES:	ISP LATEST VERSION

FUNDS UNDER THIS CREDIT ARE AVAILABLE UP TO AN AGGREGATE AMOUNT OF USD43,620,689.66 AT SIGHT WITH JPMORGAN CHASE BANK N.A. UPON PRESENTATION OF THE FOLLOWING:

BENEFICIARY’S SIGNED AND DATED STATEMENT READING AS FOLLOWS:

“I (NAME/TITLE) HEREBY CERTIFY THAT I AM AN AUTHORIZED REPRESENTATIVE OF SF MOTORS, INC. D/B/A SERES AND HEREBY REPRESENT THAT AN EVENT OF DEFAULT INVOLVING EITHER A FAILURE TO MAKE A PAYMENT WHEN DUE OR THE OCCURRENCE OF AN EVENT DESCRIBED IN SUBPARAGRAPH (i) HAS OCCURRED UNDER THAT CERTAIN PROMISSORY NOTE IN THE ORIGINAL PRINCIPAL AMOUNT OF USD43,620,689.66 DATED ________, 2021, MADE BY ELECTRIC LAST MILE,

Ex-I-1

INC, AS BORROWER, IN FAVOR OF SF MOTORS, INC. D/B/A SERES, AS LENDER.  I HEREBY DEMAND PAYMENT IN THE AMOUNT OF USD____________ UNDER JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NUMBER XXXXXX.”

DRAWINGS HEREUNDER MAY BE PRESENTED BY FACSIMILE/TELECOPY (‘’FAX’’) TO FAX NUMBER 856-294-5267 UNDER TELEPHONE PRE-ADVICE TO 1-800-634-1969. SUCH FAX PRESENTATION(S) MUST BE RECEIVED ON OR BEFORE THE EXPIRY DATE IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT. ANY SUCH FAX PRESENTATION SHALL BE CONSIDERED THE SOLE OPERATIVE INSTRUMENT OF DRAWING. IN THE EVENT OF PRESENTATION BY FAX, THE ORIGINAL DOCUMENTS SHOULD NOT ALSO BE PRESENTED.

PARTIAL AND MULTIPLE DRAWINGS ARE PERMITTED.

THIS LETTER OF CREDIT IS TRANSFERABLE BY US, BUT ONLY IN ITS ENTIRETY, AND MAY BE SUCCESSIVELY TRANSFERRED. TRANSFER OF THIS LETTER OF CREDIT SHALL BE EFFECTED BY US UPON YOUR SUBMISSION OF THIS ORIGINAL LETTER OF CREDIT, INCLUDING ALL AMENDMENTS, IF ANY, ACCOMPANIED BY THE ATTACHED TRANSFER REQUEST FORM DULY COMPLETED AND EXECUTED, ALONG WITH PAYMENT OF OUR TRANSFER CHARGES AS INDICATED THEREIN. IN ANY EVENT, WE MUST COMPLY WITH ALL SANCTIONS, EMBARGO AND OTHER LAWS AND REGULATIONS OF THE U.S. AND OF OTHER APPLICABLE JURISDICTIONS TO THE EXTENT THEY DO NOT CONFLICT WITH SUCH U.S. LAWS AND REGULATIONS (“APPLICABLE RESTRICTIONS”). THIS LETTER OF CREDIT MAY NOT BE TRANSFERRED TO ANY PERSON OR ENTITY LISTED IN OR OTHERWISE SUBJECT TO ANY APPLICABLE RESTRICTIONS. [Note: JPMorgan Chase Bank to add its Transfer Request Form.]

WE ENGAGE WITH YOU THAT DOCUMENTS DRAWN AND PRESENTED UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED ON OR BEFORE THE THIRD BANKING DAY AFTER PRESENTATION, IF PRESENTED BY FACISIMILIE AS HEREIN PROVIDED OR AT OUR COUNTERS AT 10420 HIGHLAND MANOR DRIVE, 4TH FLOOR, TAMPA, FLORIDA 33610 ATTN: STANDBY LETTER OF CREDIT UNIT ON OR BEFORE THE EXPIRATION DATE. ALL PAYMENTS DUE HEREUNDER SHALL BE MADE BY WIRE TRANSFER TO THE BENEFICIARY’S ACCOUNT PER THEIR INSTRUCTIONS. ALL DOCUMENTS PRESENTED MUST BE IN ENGLISH.

THIS IRREVOCABLE STANDBY LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING. THIS UNDERTAKING IS INDEPENDENT OF AND SHALL NOT IN ANY WAY BE MODIFIED, AMENDED, AMPLIFIED OR INCORPORATED BY REFERENCE TO ANY DOCUMENT, CONTRACT OR AGREEMENT REFERENCED HEREIN OTHER THAN THE STIPULATED ICC RULES AND GOVERNING LAWS.

ALL APPLICATION AND AMENDMENT FEE OF THIS STANDBY LETTER OF CREDIT WILL BE PAID BY APPLICANT.

THIS LETTER OF CREDIT MAY BE CANCELLED PRIOR TO EXPIRATION PROVIDED THE ORIGINAL LETTER OF CREDIT (AND AMENDMENTS, IF ANY) ARE RETURNED TO JPMORGAN CHASE BANK, N.A., AT OUR ADDRESS AS INDICATED HEREIN, WITH A STATEMENT SIGNED BY THE BENEFICIARY STATING THAT THE ATTACHED LETTER OF CREDIT IS NO LONGER REQUIRED AND IS BEING RETURNED TO THE ISSUING BANK FOR CANCELLATION.

THIS LETTER OF CREDIT IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, TO THE INTERNATIONAL STANDBY PRACTICES, ICC PUBLICATION NO. 590 (THE “ISP98”), AND IN THE EVENT OF ANY CONFLICT ISP98 WILL CONTROL, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. ANY DISPUTES ARISING FROM OR IN CONNECTION WITH THIS STANDBY LETTER OF CREDIT SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN.

PLEASE ADDRESS ALL WRITTEN CORRESPONDENCE TO THE BANK REGARDING THIS LETTER OF CREDIT TO JPMORGAN CHASE BANK, N.A., GLOBAL TRADE OPERATIONS, 10420 HIGHLAND MANOR DR., 4TH FL., TAMPA, FL 33610 ATTN: STANDBY LETTER OF CREDIT DEPT., INCLUDING THE LETTER OF CREDIT NUMBER MENTIONED ABOVE.

Ex-I-2

ALL INQUIRIES REGARDING THIS TRANSACTION MAY BE DIRECTED TO OUR CLIENT SERVICE GROUP AT THE FOLLOWING TELEPHONE NUMBER OR EMAIL ADDRESS QUOTING OUR REFERENCE _________.

TELELPHONE NUMBER 1-800-634-1969
EMAIL ADDRESS: GTS.CLIENT.SERVICES@JPMCHASE.COM

YOURS FAITHFULLY,

JPMORGAN CHASE BANK, N.A.

…………………………………………………..

Authorized Signature

[Note: JPMorgan Chase Bank to add its Transfer Request Form.]

Ex-I-3

Exhibit J

INVESTOR SUITABILITY QUESTIONNAIRE

Electric Last Mile, Inc., a Delaware corporation (the “Company”), will use the responses to this questionnaire to qualify prospective investors (each, an “Investor”) for purposes of federal and state securities laws. Please complete, sign, date and return one copy of this questionnaire as soon as possible to the Company, attention Benjamin Wu, at bwu@electriclastmile.com.

Name:________________________________________________________________________

(EXACT NAME AS IT SHOULD APPEAR IN COMPANY RECORDS)

1.      Please indicate the state in which you maintain your principal residence and how long you have maintained your principal residence in that state.

State: ___________________________
Duration: ________________________
Address: ________________________
Email Address: ___________________

2.      Verification of Status as an “Accredited Investor.”

A.     If an individual, check each category that is applicable:

☐	(1) The Investor is a natural person whose net worth, either individually or jointly with such Investor’s spouse, exceeds $1,000,000, excluding the value of the Investor’s primary residence[2];
☐

(2)     The Investor is a natural person who had an income in excess of $200,000, or joint income with such Investor’s spouse in excess of $300,000, in the past two years and reasonably expects to have income reaching the same level in this year;

☐	(3) The Investor is a natural person who is a director or executive officer of the Company.
☐	(4) Neither of (1), (2) or (3) above.

B.     If a trust, please check the category that is applicable:

☐

(5)     The Investor is either a revocable trust (such as a living trust) or a trust formed for the purpose of acquiring the securities of the Company (the “Securities”) and for which, in either case, each grantor is an accredited investor. Indicate each grantor and the category that describes how each such grantor is qualified as an “accredited investor.”

☐

(6)     The Investor is a trust which has total assets in excess of $5,000,000, was not formed for the specific purpose of acquiring the Securities, and whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company.

☐	(7) Neither of (5) or (6) above.

____________

2        An individual should not deduct from his or her net worth the amount of mortgage debt secured by an excluded primary residence other than (i) the amount by which the mortgage liability exceeds the fair value of the residence and (ii) any increase in the amount of the debt secured by the primary residence in the 60 days preceding the date hereof unless the increase was a result of the acquisition of the residence.

Ex-J-1

C.     If not an individual or trust, please check each category that is applicable:

☐

(8)     The Investor (i) is either a corporation, a partnership, a limited liability company, an organization described in Section 501(c)(3) of the Internal Revenue Code, or a Massachusetts or similar business trust, (ii) has not been formed for the specific purpose of acquiring the Securities and (iii) has total assets in excess of $5,000,000;

☐

(9)     The Investor is a bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

☐	(10) The Investor is a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended;
☐	(11) The Investor is an insurance company as defined in Section 2(13) of the Securities Act;
☐	(12) The Investor is an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;
☐	(13) The Investor is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;
☐

(14)     The Investor is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000;

☐

(15)     The Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, and (i) the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or (ii) the employee benefit plan has total assets in excess of $5,000,000, or (iii) if a self-directed plan, the investment decisions are made solely by persons that are accredited investors;

☐	(16) The Investor is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
☐

(17)     The Investor is an entity in which all of the equity owners qualify under any of the above categories (including the categories for individuals and trusts listed above). If the undersigned belongs to this investor category only, list the equity owners of the undersigned, and the investor category which each such equity owner satisfies:

(Continue on a separate piece of paper, if necessary.)
☐	(18) None of (8) through (17) above.

*    *    *    *    *

Ex-J-2

You agree that the Company may present this questionnaire to such parties as the Company deems appropriate to establish the availability of exemptions from registration under federal and state securities laws. You represent that the information furnished in this questionnaire is true and correct and you acknowledge that the Company and its counsel are relying on the truth and accuracy of such information to comply with federal and state securities laws. You agree to notify the Company promptly of any changes in the foregoing information that may occur prior to the investment.

Date:
Name:
Title:

Ex-J-3